Exhibit 10.5

08-05182

REGISTERED WITH THE SIE (SERVICE DES IMPOTS DES ENTREPRISES Corporate Income Tax Department)

CORPORATE INCOME TAX DEPARTMENT

OF EUROPE ROME ON JUNE 23, 2008

Docket: 1996 Box: 4

Registration fees received handwritten: one hundred twenty-five euros

Jérôme ROUSSEAU

Tax Agent

379758 01

/59/LH

FINANCIAL PROPERTY LEASE

by the Company “SOGEBAIL”

in favor of the Company “INNATE PHARMA”

THE YEAR TWO THOUSAND EIGHT

The ninth of June

In MARSEILLE (13006) 65 avenue Jules Cantini, Tour Méditerranée,

Maître Annick DOMENECH, Associate Notary for the Civil Professional Partnership “GIUSTINIANI Alain, ZERBIB Jean-Charles, DOMENECH Annick, and FINO Eric”, holder of a Notarial Office having its registered office in MARSEILLE (13008), 28 avenue Alexandre Dumas.

Standing in for her Colleague

Maître Eliane FREMEAUX, associate Notary in the Company “Nicolas THIBIERGE, André PÔNE, Eliane FREMEAUX, Henri PALUD, Hervé SARAZIN, Jean-François SAGAUT, and Jean-Christophe CHAPUT”, Civil Professional Partnership holding a Notarial Office having its registered office in PARIS (eighth arrondissement), 9 rue d’Astorg.

With the participation of Maître Annick DOMENECH, Notary in MARSEILLE (Bouches-du-Rhône), attorney for the FINANCIAL LESSEE.

Certified true copy issued on 110 pages Sogebail

Received, in true form, this deed, containing:

FINANCIAL PROPERTY LEASE

BETWEEN:

The company “SOCIETE GENERALE POUR LE DEVELOPPEMENT DES OPERATIONS DE CREDIT-BAIL IMMOBILIER – SOGEBAIL”, business corporation, having its registered office in PARIS (9th Arrondissement), 29 Boulevard Haussmann, identified under SIREN number 775 675 077 in the PARIS Companies and Trade Register.

Represented by:

Ms. Yasmina OUELAA, Chargée d’Affaires, domiciled in COURBEVOIE (Hauts-de-Seine) La Défense 3 – 18 Avenue d’Alsace – Immeuble “Les Miroirs”.

IN LIGHT OF the powers entrusted to her by Mr. Claude MAINBOURG, domiciled in COURBEVOIE (Hauts-de-Seine) Tour “les miroirs” Bâtiment D, LA DEFENSE 3, 18, avenue d’Alsace under a power of attorney under private seal dated June 6, 2008 at COURBEVOIE, the original of which has remained attached and appended hereto after mention.

Mr. MAINBOURG, himself having acted under the powers granted to him by Mr. POUGIN, following a deed under private seal dated February 13, 2006, the original of which was filed in the minutes of the Notarial Office located in PARIS (8th) 9 rue d’Astorg on February 24, 2006.

THE AFOREMENTIONED Mr. POUGIN having acted himself in his capacity as Assistant Managing Director, to which position he was appointed under deliberations of the Board of Directors of that company on September 17, 2002, renewed in his position under the minutes of the board of directors’ meeting on April 8, 2004, a certified true copy of those minutes having been filed in the minutes of the notarial office located in PARIS (8th) 9 rue d’Astorg, on February 24, 2006.

That Company hereinafter being referred to in the body of the deed as “THE FINANCIAL LESSOR”.

AND:

The company INNATE PHARMA, Business Corporation with Board of Directors and Supervisory Board, having its registered office in MARSEILLE (13009), 121 Ancien Chemin de Cassis, identified under SIREN number 424 365 336 RCS MARSEILLE.

Represented by:

Mr. Hervé BRAILLY, acting on behalf of the chairman of the Board of Directors of INNATE PHARMA, domiciled in that capacity in 13009 MARSEILLE – 121 Ancien Chemin de Cassis

Appointed to that position under the deliberations of the Supervisory Board of that company dated June 13, 2005,

Specially authorized for the purposes hereof under deliberations of the Supervisory Board on March 13, 2008 in Marseille, an excerpt of the certified true minutes of which shall remain appended hereto after mention.

Also appended hereto is an excerpt of the company’s registration in the Companies and Trade Register issued by the Clerk of the MARSEILLE Commercial Court on June 5, 2008.

The petitioner states that no event has occurred that should be mentioned in the company’s registration nor that should appear in the appended excerpt.

Which Company is hereinafter referred to in the body of the deed as “THE FINANCIAL LESSEE”.

FOR THE SECOND PART

The parties, prior to the agreements covered by this document, stated following:

BACKGROUND

- I -

The FINANCIAL LESSEE wishes to have, for the purposes of its activity, but without assigning ownership thereof, a building for use as industrial and activity premises, laboratories, located in MARSEILLE (Bouches-du-Rhône).

For the financing of this operation, it has approached the FINANCIAL LESSOR, the purpose of which, defined by Article L. 313-7 of the Monetary and Financial Code (codification of law number 66-455 dated July 2, 1966) relative to financial lease businesses, is the leasing of unequipped buildings for professional use.

- II -

The FINANCIAL LESSEE has asked the FINANCIAL LESSOR in particular to:

* acquire, to that end, an existing building located in the territory of the Commune of MARSEILLE;

* finance the development work for the building under a project management delegation agreement;

* lease the above to it as a whole, under a financial property lease agreement, for a term of TWELVE (12) years beginning on the effective date of section A defined below.

The FINANCIAL LESSOR has granted the request by the FINANCIAL LESSEE.

- III -

Building permit

The building permit related to the development work was issued by the Mayor of the Commune of MARSEILLE (Bouches-du-Rhône) on August 31, 2007 under number 13055.07.H.0127.PC.P0.

The FINANCIAL LESSEE declares that, in accordance with the provisions of Article R. 421-39 of the Urban Development Code, the aforementioned building permit was displayed, namely:

* in the City Hall: and on the land, as shown by the affidavit prepared by Maître Frédéric ARLAUD, Bailiff in MARSEILLE Cédex 02 (13472) 9 rue Chevalier Paul, La Joliette M5, on October 22, 2007

The FINANCIAL LESSEE declares and guarantees to the FINANCIAL LESSOR that the aforementioned building permit has, to date, not been subject to:

* any contentious recourse by third parties;

* any administrative recourse (voluntary or hierarchical);

* any cancellation or withdrawal.

An attestation prepared by the City of MARSEILLE on December 20, 2007 shows that this building permit has not been subject to any voluntary or contentious recourse.

Amended building permit

An amended building permit was issued by the Mayor of the Commune of MARSEILLE on December 18, 2007 under number 13055 07 H 0127 PC M1.

The FINANCIAL LESSEE declares that, in accordance with the provisions of Article R. 421-39 of the Urban Development Code, the aforementioned amended building permit was displayed, i.e.:

* in the City Hall and on the land, as shown by the affidavit prepared by Maître Xavier TITTON, Bailiff in MARSEILLE Cédex 02 (13472) 9 rue Chevalier Paul, La Joliette M5, on January 8, 2008.

The FINANCIAL LESSEE declares and guarantees to the FINANCIAL LESSOR, and it is additionally shown by two attestations from the City Hall dated April 30 and May 26, 2008, that the aforementioned amended building permit has, to date, not been subject to:

* any contentious recourse by third parties;

* any administrative recourse (voluntary or hierarchical);

* any cancellation or withdrawal.

Copies of the following documents:

•	building permit decree dated August 31, 2007

•	affidavit recognizing the display on October 22, 2007

•	attestation of nonrecourse dated December 20, 2007,

•	amended building permit decree dated December 18, 2007,

•	affidavit recognizing the display dated January 8, 2008,

•	attestation of non-recourse dated April 30, 2008,

•	attestation of non-withdrawal dated May 26, 2008,

have remained attached and appended hereto after mention.

- IV -

Classified facilities

The FINANCIAL LESSEE declares and guarantees to the FINANCIAL LESSOR that the activity it plans to perform on the premises covered by this financial lease agreement does not fall within the scope of application of the regulation on Facilities Classified for the Protection of the Environment.

- V -

Under a deed received by Maître Martine AFLALOU-TAKTAK, notary in MARSEILLE (Bouches-du-Rhône), dated this day (June 9, 2008).

The FINANCIAL LESSOR has acquired from:

The city of MARSEILLE, territorial collectivity having its seat at Quai du Port, MARSEILLE City Hall, identified under SIREN number 211 300 553.

The existing building covered by this financial lease agreement.

This sale was granted and accepted in return for the price of ONE MILLION, FIVE HUNDRED AND FORTY-FOUR THOUSAND EUROS (1,544,000.00 EUR), excluding value-added tax, paid in cash under the aforementioned deed, which contains discharge therefor.

All of the costs, duties, and emoluments for the sale have been borne by the buyer.

Under the aforementioned deed, the parties have made the standard and usual declarations in such matters.

The portion of the price related to the non-amortizable charge, i.e., the land, is assessed at the amount of SEVEN HUNDRED AND SEVENTY-TWO THOUSAND EUROS (€772,000.00).

In the aforementioned deed, the following has in particular been declared and is reported literally below:

NATURAL AND TECHNOLOGICAL RISKS

THE SELLER declares that in light of the information provided to it by the Prefect of the department or the Mayor of the commune, THE PROPERTY covered by this document has a prevention plan for the following foreseeable natural risks:

•	plan approved on October 20, 2002, hazards: land movement (collapse),

•	plan stipulated on December 12, 2003, hazard: flooding,

•	plan stipulated on July 6, 2005: land movement (withdrawal - swelling of clay, drought),

•	plan stipulated on April 8, 2005: forest fire,

The PROPERTY is not located in a zone covered by a stipulated or approved technological risk prevention plan, or in an earthquake zone defined by decree in Conseil d’Etat.

A statement of natural and technological risks done within the last six months has been signed by the parties and has remained appended hereto after mention. (Appendix 13)

Likewise, it declares that to the best of its knowledge, THE PROPERTY has never experienced accidents resulting from natural or technological disasters.

A copy of the aforementioned risk statement has remained appended hereto.

- VI -

Under a deed under private seal dated June 9, 2008 in MARSEILLE, a precarious occupancy agreement was regularized between the city of MARSEILLE and the FINANCIAL LESSOR authorizing the temporary occupation of a strip of communal land, a copy of which has remained appended hereto.

It is expressly agreed between the parties that the charges and obligations resulting from that agreement are transferred to the FINANCIAL LESSEE;

WHEREFORE, the agreements below covered by this document have been reached.

TITLE ONE

PRELIMINARY AGREEMENTS FOR THE RENTAL PERIOD

These preliminary agreements will govern the relations between the parties as of this day and until the date of completion of the development work of the building, as will emerge from the provision of the premises established between the parties as set out in the project management delegation agreement analyzed below, but only as it regards section B.

CHAPTER I

1) Delegation of project management

By deed under private seal dated this day in PARIS, a copy of which with the special technical specifications will remain attached and appended to the minute hereof,

The parties hereto have entered into a project management delegation agreement, which in particular indicates the following:

* The work shall be done at the liability of the FINANCIAL LESSEE, acting as assistant project owner, in accordance with the stipulations of the building permit, as well as the plans and descriptive quotation, the references of which appear in the special technical specifications.

* The cost of the work has been set at a maximum amount of FOUR MILLION, EIGHT HUNDRED AND FORTY-ONE THOUSAND, ONE HUNDRED AND TWENTY-THREE EUROS AND EIGHTY-SEVEN CENTS (4,841,123.87 EUR) excluding value-added tax, including any accessories.

* The cost of the work will be reimbursable by the FINANCIAL LESSOR to the FINANCIAL LESSEE over the course of the advancement of that work upon reports equivalent to invoices.

* The work shall be continued without breaks so as to be completed no later than December 31, 2009.

* The recognition of the proper performance of the work, covered by the project management delegation agreement, will be reflected by the drafting of a letter signed by the FINANCIAL LESSOR that will be equivalent to provision of the premises on the date of receipt of the work reached between the assistant project owner and the companies that have participated in that work.

* The assistant project owner will be required to obtain the certificate of compliance set out by the regulation on building permits, at its expense, risk, and peril.

Given that the FINANCIAL LESSOR is the sole owner of the structures for their erection, the FINANCIAL LESSEE notes the following points:

* The development or extension work will be covered by open coverage subscribed for by the SOCIETE GENERALE from AGF IART via the firm GRAS SAVOYE, i.e., a Builders Risk Insurance (BRI) policy No. 213,203,000, a Renovation Works (RW) policy No. 213,200,000, and a Property Developer (PD) policy No. 213,202,000, with the understanding that the Property Developer policy is subscribed for both on behalf of the FINANCIAL LESSOR, Project owner, and the FINANCIAL LESSEE, Assistant Project owner.

* The Civil Liability – Construction, both for the FINANCIAL LESSOR in its capacity as owner of the structures over the course of their erection, and the FINANCIAL LESSEE, Assistant Project owner, will be covered under Civil Liability by Renovation Works policy No. 213,203,000, both on behalf of the FINANCIAL LESSOR, Project owner, and the FINANCIAL LESSEE, Assistant Project owner.

* The loss of advance rents, resulting from material disorders affecting the constructed work, will be covered in part under a Builders Risk Insurance policy No. 213,203,000.

A notice stating in particular the main characteristics of the terms and covered limitations, as well as financial terms, has been provided for information to the ASSISTANT PROJECT OWNER for all of the aforementioned policies, with the understanding that the ASSISTANT PROJECT OWNER is still free to complete the coverage of the policies subscribed for by the SOCIETE GENERALE, going through the insurer of its choice.

The ASSISTANT PROJECT OWNER remains solely liable for the effective establishment of the aforementioned policies to cover the construction operation in question and has undertaken to conduct all diligence to establish the guarantees, and in particular to:

•	complete the “builders insurance” questionnaire at its sole liability.

•

provide GRAS SAVOYE, at its sole liability, with all useful information on the technical conditions of the operation (contents and value of the existing and adjacent works, worsening of risks), both before beginning work and during the work.

•	monitor and obtain the issue of insurance certificates from GRAS SAVOYE.

•	send GRAS SAVOYE all of the essential documents to draw up the policies, listed below:

1) BEFORE THE SUBSCRIPTION:

a) the presentation questionnaire

b) the Technical Inspection agreement

•	of at least type L for work sites with an anticipated amount below €1,000,000 excluding tax.

In the absence of a type L inspection, the ASSISTANT PROJECT OWNER will be required to pay an extra premium of 50% of the premium rate on the RW/PD policy.

•	type LP for work sites with an anticipated amount exceeding €1,000,000 excluding tax.

•	type LE for work sites including an intervention on existing structures.

In the absence of an LE-type inspection, the ASSISTANT PROJECT OWNER will be required to pay an extra premium of 100% of the premium rate of the coverage for existing structures under the RW/PD policy.

c) The initial report from the technical inspector

d) the blueprints of the work (mass, cross-section, elevation)

e) the technical description of all building trades or estimated quotations for work

f) the ten-year Civil Liability insurance certificates and capitalization for the architect, project owner, technical engineering firm, and soil study firm (for work sites exceeding €1,000,000 excluding tax)

These certificates must:

•	Be signed by an insurance company or a broker

•	Be valid on the date of declaration of the opening of the work site

•	Expressly target the work site in question

•	Include the list of covered activities, these activities having to correspond strictly to those appearing in the contracts or assignments held by the company.

g) the declaration of opening of the work site

2) DURING THE WORK:

a) The interim reports by the technical inspector

b) The technical experimentation notices, if uncommon techniques are used by a company

If these notices are not provided, the insurer may apply the proportional reduction in compensation in case of accident.

3) UPON RECEIPT OF THE WORK:

a) the list of all participants in the building act

b) the ten-year Civil Liability insurance certificates in capitalization for all builders participating on the work site (except subcontractors).

These certificates must:

•	Be signed by an insurance company or broker

•	Be valid on the date of declaration of opening of the work site

•	Expressly target the work site in question

•	Include the list of covered activities, which have to correspond strictly to those appearing in the contracts corresponding to the lot held by the company.

If the ten-year Civil Liability attestations for companies holding large-scale, foundation, enclosure, breezeway, ceiling, or façade lots are not provided within three months after receipt, the ASSISTANT PROJECT OWNER will be required to pay an extra premium of 50% of the premium rates on the RW/PD policy.

c) the receipt reports and, if applicable, the lifting of reserves

If the receipt reports are not provided within two months following receipt, an extra premium of 50% of the premium rate will be received on the RW/PD policy.

d) the final report by the technical inspector.

If this document is not provided within two months following receipt, the ASSISTANT PROJECT OWNER will be required to pay an extra premium of 50% of the premium rates on the RW/PD policy.

It is also recalled that the reserves not lifted by the Technical Inspector in the initial, interim, and final reports, may cause exclusion from coverage for damage resulting directly therefrom or an extra premium.

e) the definitive closure of the accounts, lot by lot, including technical fees.

If this document is not communicated within six months following receipt, an increase of 20% will be applied to the cost of the provisional work, and consequently to the BRI and RW/PD premiums.

All extra premiums are founded by the fact that failure to provide certain documents essential to assemble the technical file constitutes a worsening of risk for the insurer. The amount of these extra premiums will be included in the amount of the final premium.

The amount of the premiums will be paid by the ASSISTANT PROJECT OWNER, upon direct invoicing by the insurer, with the possibility, if applicable, of incorporation into the financing base of the financial lease.

Inasmuch as, on the market, insurance policies do not exist that are able to cover all construction-related risks, the subscription for this insurance may not in any case exempt the ASSISTANT PROJECT OWNER, even partially, from the results obligation that it will have contracted with respect to the PROJECT OWNER, or from any other obligations contracted as FINANCIAL LESSEE under this agreement.

The ASSISTANT PROJECT OWNER shall, in case of accident, personally cover any difference between the cost of complete rebuilding of the works and the amount of the compensation paid by the insurers.

Lastly, the FINANCIAL LESSEE will verify the scope and validity of the insurance policies subscribed for by the various participants in the construction, and in particular by the project owner, engineering firms, technical inspectors, coordinators, contractors, in light of the legal obligations for which they are responsible and in particular as coverage for presumptions of liability emerging from Articles 1792 et seq. of the Civil Code.

2) Performance of the construction

The coordination of the work site, in terms of design, study, and development of the project and the performance of the construction, shall be entrusted to one or more coordinators—within the meaning of Article L. 235-3 of the Labor Code—chosen by the FINANCIAL LESSEE, after verifying its competence, and which must be suitably insured.

The FINANCIAL LESSEE will represent the project owner on the work site and must see that the constructions are erected according to the contract, the regulatory stipulations, the obligations of the building permit, the general principles of prevention in accordance with the provisions of the Labor Code, and all regulatory texts applicable to the work site.

It is agreed, due to the strictly financial nature of this agreement, regarding the role of the FINANCIAL LESSEE in the field of designing the work, the choice of its location and operators, and the monitoring of the construction, that the FINANCIAL LESSOR does not intend to participate in the design or technical and safety monitoring of the structures, or the prevention of risks, nor will it bear any liability to that effect. With respect to this aspect of the financial lease operation, the FINANCIAL LESSEE assumes—with respect to third parties—sole technical and safety liability for the construction operation and undertakes to guarantee the FINANCIAL LESSOR if it were to be sought out to that end.

The FINANCIAL LESSEE undertakes to provide the FINANCIAL LESSOR, if the terms set out in Articles R. 238.1 and 238.2 of the Labor Code are met, no later than one month after opening of the work site, with a copy of the prior declarations set out in Articles L. 235.2, R. 238.1, and R. 238.2 of the Labor Code and in accordance with the decree dated March 7, 1995.

Lastly, the FINANCIAL LESSEE is expressly required to provide the FINANCIAL LESSOR, aside from the receipt report, the declaration of completion of the work and the certificate of compliance set out above, as of the end of the work site, with the subsequent operating file on the work prepared by the coordinator relative to health and safety pursuant to Article R. 238-38 of the Labor Code.

CHAPTER II - INVALIDITY OF THE PRELIMINARY AGREEMENTS

This document will become null and void, if the FINANCIAL LESSOR deems it appropriate, if the anticipated development work is not completed by the agreed-upon date for technical or legal reasons, not imputable to the FINANCIAL LESSOR, such as refusal by the assistant project owner to perform his assignment, recourse against the building permit, material impossibility of erecting the structure set out in the project management delegation agreement.

The same will be true if the development work is not completed in accordance with the project management delegation agreement (building not usable or not operable in its condition, serious breaches of the stipulations of the building permit, etc.).

In these cases, this document may be terminated at the request of the FINANCIAL LESSOR. This termination will take effect one month after receipt of a formal notice sent to the FINANCIAL LESSEE, by registered letter with return receipt, containing a declaration by the FINANCIAL LESSOR of its intent to activate this termination clause.

This termination will cause, automatically and without any formalities, the payment by the FINANCIAL LESSEE to the FINANCIAL LESSOR of compensation equal to the total of the sums disbursed by the latter for this operation increased by an amount equal to one percent (1.00%) of its amount, except in case of force majeure.

This compensation, the amount of which is expressly agreed upon between the parties, will serve as lump sum monetary damages to compensate the prejudice suffered by the FINANCIAL LESSOR due to the nonperformance of the financial lease operation and will be payable on the very date of expiration of the aforementioned time frame.

Furthermore, the advance rents, regular rents, study costs, commitment fees, and any other financial charges stipulated below for which the FINANCIAL LESSEE is responsible, due on the termination date and actually paid by the FINANCIAL LESSEE, will definitively remain the property of the FINANCIAL LESSOR, which will not be required to return any of them; those due on the termination date but not actually paid by the FINANCIAL LESSEE will become due immediately.

Likewise, the FINANCIAL LESSEE will remain responsible, with no ability to claim the return thereof from the FINANCIAL LESSOR, for all of the costs, advances, and any other expenses that it may have incurred, on its own behalf or on behalf of the FINANCIAL LESSOR, for the performance of the financial lease operation or the fulfillment of the obligations for which it is responsible.

TITLE TWO

FINANCIAL PROPERTY LEASE

CHAPTER I

Article 1 - Financial property lease

Under this document, the representative of the FINANCIAL LESSOR, in an official capacity,

Grants a lease and rents out, under the provisions of Article L. 313-7 of the Monetary and Financial Code (codification of Law No. 66-455 dated July 2, 1966, as modified and completed), on the financial lease,

In favor of the FINANCIAL LESSEE, which is accepted by its representative, in an official capacity,

The real property designated, after completion of the work, as follows:

DESIGNATION

In the commune of MARSEILLE (13009) Quartier du Redon, Route de Cassis (1), a building for business use, industrial premises, laboratories, with a net floor area of approximately 2,838 m².

Land Register Section 851 M, numbers:

•	34 locality route de Cassis for 96 a 48 ca

•	39 locality route de Cassis for 02 a 99 ca

•	38 locality route de Cassis for 02 a 39 ca

•	37 locality route de Cassis for 04 a 64 ca

Or a total of 1 ha 06 a 50 ca

Article 2 - Term of the financial lease

This financial lease is granted for a term that begins as of:

•	Regarding the investment part related to the acquisition of the existing building and related costs (section A), on the date of acquisition by the FINANCIAL LESSEE, i.e., this day;

•

Regarding the investment part related to the cost of the development work (section B), the first day of the month following the date of completion of the development work, as it will result from the provision of the premises established between the parties as set out in the project management delegation agreement analyzed above;

•	And will end, for both sections, TWELVE (12) years after section A takes effect.

Article 3 - Termination ability by the FINANCIAL LESSEE

Pursuant to Article L. 313-9 of the Financial and Monetary Code (codification of Article 1-2 of Law No. 66-455 dated July 2, 1966, as modified and completed, the provisions of Article L.145-1 of the New Commercial Code (Codification of Decree No. 53-960 dated September 30, 1953) granting the lessee of the premises for commercial or industrial use the ability to give notice at the end of each three-year period are not applicable to these lease-management agreements.

However, and subject to what will be stated below regarding cases of accident or expropriation, the FINANCIAL LESSEE will have the ability, as of the end of the seventh year following the taking of effect of section A, and on the condition that it has effectively obtained the certificate of compliance for the building, to terminate these agreements, subject to:

* six months’ notice given to the FINANCIAL LESSOR by registered letter with return receipt sent to the registered office of the FINANCIAL LESSEE,

* the simultaneous payment to the FINANCIAL LESSOR of the lump sum termination compensation stipulated in article 28 below.

In all cases, the termination may only take place at the end of the calendar year in progress.

The termination thus requested may be recorded by a true deed that will be received by the Notarial Office named at the beginning of this document and published with the competent Mortgage Office. The costs of this true deed and its publication will be borne by the FINANCIAL LESSEE, which will have expressly agreed, as needed, that if the FINANCIAL LESSEE does not sign this true deed and pay the cost thereof, its termination request will be considered null and void.

Article 4 - Inventory - Bringing up to standards

A - Inventory

By express agreement, no inventory will be prepared upon entry into possession.

Consequently, the FINANCIAL LESSEE will be considered to have taken the building covered by the financial lease in a perfect state of upkeep.

The signature by the FINANCIAL LESSEE, in its capacity as assistant project owner and future lessee, of the report for receipt of the work set out above, will entail automatic recognition by it of the compliance of the building with the plans and quotations and the finishing of the work according to the provisions and stipulations of the aforementioned quotations.

As a result, the FINANCIAL LESSEE will take the building covered by this financial lease in the condition in which it is found upon entry into position and may not make any claim in this respect against the FINANCIAL LESSOR. It is prohibited from exercising any recourse against the FINANCIAL LESSOR due to faults, flaws, or defects, visible or hidden, even if they prevent use of the leased building.

The FINANCIAL LESSOR will not guarantee the condition of the building even due to construction flaws and the like, whether visible or hidden, or the state of the soil or subsoil due to digging or excavation that may have been done below that building, presence of asbestos, askarel, party walls, or errors or omissions in the designation of the building or the contents of the land, even exceeding one / twentieth (1/20th), irrespective of the date of completion of the structures.

Furthermore, the FINANCIAL LESSEE undertakes to inform the FINANCIAL LESSOR, within one month of noticing them, of all defects or flaws that it may detect in the structure.

The FINANCIAL LESSEE, to which all powers are given to that end, must immediately, at its expense, bring any recourse against the companies, the project owner, or any other relevant third party.

The FINANCIAL LESSEE shall keep the FINANCIAL LESSOR informed by sending it a copy of all useful documents.

However, if the management of the recourse against the companies proves unsatisfactory, the FINANCIAL LESSOR will have the ability to request, at any time, that the FINANCIAL LESSEE abandon its proceedings in favor of the FINANCIAL LESSOR, here having specified that the costs resulting therefrom will in any case remain the responsibility of the FINANCIAL LESSEE.

However, the FINANCIAL LESSEE may ask the FINANCIAL LESSOR to interrupt the proceedings to avoid the costs, inasmuch as the FINANCIAL LESSEE will personally see to the repair of the observed defects and disorders.

B - Bringing up to standards

The FINANCIAL LESSEE shall comply, in the context of its activity and the management of the leased buildings, with the requirements set out by the national and European standards, in particular regarding safety and health.

It must ensure the compatibility of all supplies and materials located in the building with the same standards, whether it involves personal or real property by intended use.

It may not claim any modification or work from the FINANCIAL LESSOR to bring the building or a piece of equipment of that building covered by this financial lease up to standards, even if that upgrade results from a legislative or regulatory requirement.

* Asbestos:

It shall satisfy all regulations, and in particular the research, verification, periodic inspection, and work resulting from decree No. 96-97 dated February 7, 1996, as modified by decree No. 97-855 dated September 12, 1997, decree number 2001-840 dated September 13, 2001, and decree No. 2002-839 dated May 3, 2002, specifying the rules for protection against risks related to asbestos exposure: the FINANCIAL LESSOR transferring all of the obligations resulting from this regulation to the FINANCIAL LESSEE.

If applicable, it shall also prepare an asbestos technical file within the time frames set out by the aforementioned decree dated September 13, 2001.

* Termites:

The FINANCIAL LESSEE shall also comply with the provisions of Law number 99-471 dated June 8, 1999, which defines the terms under which the prevention and eradication of termites and other wood-eating insects are organized, in order to protect the buildings, and decree number 2000-613 dated July 3, 2000 implementing that law.

Once the FINANCIAL LESSEE becomes aware of the presence of termites or other wood-eating insects in the building, it shall declare them to the City Hall, in accordance with the provisions of the aforementioned decree.

If the Building covered by this document is located within the perimeter of a contaminated zone, defined by the competent authority, it is specially agreed between the parties that the FINANCIAL LESSEE shall, within six (6) months, check for termites and undertake the necessary preventive or eradication work, and provide proof thereof to the FINANCIAL LESSOR by providing a diagnostic regarding the search, issued by an approved entity or an attestation delivered by the approved company having performed, if applicable, the necessary prevention or eradication work, in accordance with Article R. 133-1 of the Building and Residential Code, subject to the application of the penalties set out by Article R. 133-1 of the Building and Residential Code.

In its capacity as guardian of the Building, the FINANCIAL LESSEE undertakes to comply with all current or future provisions regarding the regulation relative to combating the spread of termites and other wood-eating insects.

It is further specified that in case of total or partial demolition of a building located in a contaminated zone, as set out in the texts in force, the contaminated wood and materials will be incinerated, or if on-site incineration is not possible, treated before any transport, a declaration having to be made to the City Hall by the person having conducted these operations in accordance with the texts in force, and in particular the provisions resulting from Article 3 et seq. of the decree dated July 3, 2000.

The FINANCIAL LESSOR may not be sought out or bothered in any way to that end, regarding compliance with all of the provisions and obligations resulting from the text currently in force and any subsequent text, the FINANCIAL LESSEE personally covering any liability in that respect.

* Legionnaires’ disease:

It shall comply with the stipulations resulting from circular No. 98-771 dated December 31, 1998, supplementary circular 2002.243 dated April 22, 2002 and the subsequent texts relative to the monitoring and prevention of Legionnaires’ disease.

The FINANCIAL LESSEE shall assume, at its expense and without any recourse against the FINANCIAL LESSOR, the cost of all work that may be done to meet all legal or regulatory provisions, all such that the FINANCIAL LESSOR is never sought out to that end.

Article 5 - Liability possibly resulting from the use of the leased building or its structure

All of the decisions pertaining to the choice of the location, nature, configuration, and intended use of the building covered by this document have been made by the FINANCIAL LESSEE. The FINANCIAL LESSOR assumes no part of these decisions and is limited, at the request of the FINANCIAL LESSEE, to ensuring, within the limits set out above, the financing of the operations made necessary by the decisions in question.

Throughout the entire term of this agreement, the FINANCIAL LESSEE will possess the use, management, and oversight of the leased building. It is then considered to be the guardian thereof, and this building is placed under its sole liability, this liability having to be assumed in full without it being able to exercise any recourse whatsoever, for any reason whatsoever, against the FINANCIAL LESSOR.

The FINANCIAL LESSEE alone will bear and satisfy all obligations for which the building owners may be responsible through any national or European legal or regulatory text.

Damage that may be caused either to the FINANCIAL LESSEE or to third parties, due to the very structure of the leased building (in particular that of the floors), which it should be recalled here have been chosen by the FINANCIAL LESSEE, shall be fully covered by the FINANCIAL LESSEE, who may not, as in the previous scenario, bring any recourse against the FINANCIAL LESSOR for any reason whatsoever.

If an activity is performed on the premises that may cause risks of pollution, in particular in the subsoil, it is agreed, as an essential and deciding condition of the undertaking by the FINANCIAL LESSOR, which is expressly accepted by the FINANCIAL LESSEE, as follows:

* The FINANCIAL LESSEE will assume the burden, in strict compliance with the current and future laws applicable to the type of activity and installation done, for the elimination of waste and the collection of materials so as to avoid any harmful effects and so that the FINANCIAL LESSOR may never be sought out due to damage caused to others.

* The FINANCIAL LESSEE will inform the FINANCIAL LESSOR of:

•

any formal notice by the Administration seeking to obtain the backfitting of the Building with national or community laws and regulations and international agreements (subject to their integration and applicability in French law) relative to protection of the environment, and in particular relating to discharge into the water, soil or subsoil, emissions into the air, noise, waste treatment, storage of flammable or hazardous products, PCB (Polychlorobiphenyls) and PCT (Polychloroterphenyls), asbestos, the rules for protection and safety of workers within the Building;

•

any accident or incident resulting from the operation of the Building and that may have harmful consequences for the environment or that may create a risk of damage to the environment and must be subject to a declaration to the classified facilities inspectorate under Article 38 of Decree number 77-1133 dated September 21, 1977 implementing the Law dated July 13, 1976 and any subsequent text;

•

any judicial decisions or injunctions following complaints filed by third parties or by an administrative authority seeking to compensate any injury whatsoever to the environment or seeking to end any annoyance resulting from the activity;

•	any obligation to repair all or part of the Building following a temporary or permanent cessation of any activity or following the modification of any activity conducted in the Building.

* The FINANCIAL LESSEE will be considered the owner of this waste, if it exists, and waives the right to any recourse against the FINANCIAL LESSOR in that respect, undertaking on the contrary to hold it harmless in any disputes, and that the aforementioned FINANCIAL LESSOR may never be implicated, in case of subsequent sale of the building (whether it involves an option exercised by the FINANCIAL LESSEE or any assignee, or a sale to a third party following the termination of this financial lease).

* All of the expenses necessary for the implementation of all laws, all regulations, and more generally, for all consequences of the activity of the FINANCIAL LESSEE, will be the responsibility of the FINANCIAL LESSEE or its assignees, if they are claimed from the FINANCIAL LESSOR.

* In case of termination of the financial lease for any reason whatsoever, if the activity performed by the FINANCIAL LESSEE may be considered to generate pollution, an audit will be conducted so as to determine the condition of the soil and subsoil, at the exclusive expense of the FINANCIAL LESSEE.

* All fees and costs that the FINANCIAL LESSOR may incur for the foregoing under this article and to comply with the conditions stated therein as well as any deposit to which the FINANCIAL LESSOR may be subject will constitute a charge for the FINANCIAL LESSEE.

* When an option is exercised in favor of the FINANCIAL LESSEE or any assignee, the declarations made above will be reiterated by the BUYER with respect to the FINANCIAL LESSOR, having become the seller.

CHAPTER II - TERMS

This financial lease is granted by the FINANCIAL LESSOR under the general terms and conditions stipulated in articles 6 to 15 below, which the representative of the FINANCIAL LESSEE undertakes to perform and accomplish subject to the penalties stipulated in Chapter V below.

Article 6 - Occupancy terms

A - Allocation of the premises

The premises covered by this document are intended for use as industrial premises, activity premises, laboratories.

The FINANCIAL LESSEE shall give them the same intended use throughout the entire term of the financial lease and is prohibited from allocating them, even temporarily, to another use.

B - Enjoyment of the premises

The FINANCIAL LESSEE must enjoy the leased premises as a good administrator.

The FINANCIAL LESSEE undertakes to comply with all current or future regulations relative to the activity performed by it, and more specifically with the safety rules, in particular those relative to the protection of persons and prevention of risks.

It is expressly prohibited from using, for the intended use set out above, the building covered by this financial lease, until it has proven to the FINANCIAL LESSOR that it has performed the required formalities, as well as any authorizations that may be necessary, in particular set out in Article R. 123-46 of the Building and Residential Code relative to protection against fire and panic risks in establishments receiving the public.

The safety of persons and property, due to the premises, covered by this financial lease, falls to the FINANCIAL LESSEE.

It shall, both on its own behalf and on behalf of the FINANCIAL LESSOR, obtain a subscription with any approved entity for periodic inspection visits, when it involves satisfying any law or regulation.

The inspections done to that end shall pertain to all of the buildings, elements, installations, and equipment subject, on any grounds whatsoever, to any regulation regarding the safety of people and property.

C - Operating authorizations

The FINANCIAL LESSEE will personally see to obtaining any administrative authorizations that may be necessary for the exploitation of its activity on the premises covered by this financial lease.

D - Easements

The FINANCIAL LESSEE will bear any easements of any nature that may affect the building given under the financial lease, without recourse against the FINANCIAL LESSOR for reduction of rents or other financial charges of the financial lease. It will benefit, as compensation, from active easements for that building, if any exist, at its sole expense, risk, and peril, and with the burden of participating, if applicable, in the repair and upkeep of the equipment from which it benefits.

Article 7 - Work during the financial lease

A - Upkeep - Repairs

The FINANCIAL LESSEE undertakes to maintain and return, at the end of the financial lease, the leased premises in a good state of upkeep and rental or other repair (in particular including repairs and reworking of enclosures, doors, windows, floors, ceilings, locks, equipment items, toilets, etc.).

The FINANCIAL LESSEE will further be bound to perform, on behalf of the FINANCIAL LESSOR, at its sole expense, risk, and peril and without recourse against or claiming back from the FINANCIAL LESSOR, all major repairs that become necessary during the financial lease, in particular including those that Article 606 of the Civil Code in principle makes the responsibility of the owner and which, incorporated in the building, automatically become its property.

The FINANCIAL LESSEE shall in particular keep the equipment and installations necessary for the normal use of the leased premises in a good state of upkeep and operation, in particular the heating, air-conditioning facilities, the elevator(s) or freight elevator, the sprinkler system, when the leased premises have such equipment.

In this respect, it is expressly agreed that the FINANCIAL LESSEE may not, without prior written agreement from the FINANCIAL LESSOR, finance the replacement of the aforementioned equipment under a contract that would grant temporary ownership thereof to the financial lessor (in particular under a financial property lease agreement).

It will also be required to perform any repairs that may prove necessary following flaws, defects, or faults in the construction, whether visible or hidden, even when no external sign has revealed the need to undertake such repairs.

For the performance of the work set out in the previous three paragraphs, the FINANCIAL LESSEE may not claim the benefit of the provisions of the second paragraph of Article 1724 of the Civil Code.

Furthermore, the FINANCIAL LESSEE may never ask the FINANCIAL LESSOR, during the financial lease, to perform any work, developments, or repairs.

The above work will be handled by the FINANCIAL LESSEE without recourse against or claiming back from the FINANCIAL LESSOR and without it being able to perform any compensation of their amount with the amounts due to the FINANCIAL LESSOR on other grounds.

It is further specified that the obstacles that may affect the terms for coverage of the costs of the work by the FINANCIAL LESSEE may not prejudice the principle of that handling.

B - Equipment work - Enlargement - Extension

The FINANCIAL LESSEE may, at its sole expense, risk, and peril and without recourse against or claiming back from the FINANCIAL LESSOR, perform any equipment and installation work on the leased premises necessary or specific to their professional use.

It may only, with prior express and written agreement from the FINANCIAL LESSOR, perform, in the building covered by this financial lease, within the limit of any administrative authorizations that may be necessary, any enlargement, extension, or raising of the structure that it deems necessary or useful for its needs.

It shall also perform all work that may be required by any legislative or regulatory provisions, and in particular, work relative to the safety of persons and property, and consequently it shall perform any work that may be stipulated, following inspection visits, by the entities or the various affected administrations.

The work targeted in the previous three paragraphs shall be performed at the exclusive risk and peril of the FINANCIAL LESSEE and under the oversight of an architect or a technical engineering firm.

The FINANCIAL LESSEE will subscribe for any insurance policies that the nature or scope of the work makes necessary.

The cost of such work, including the insurance premiums, architect or technical engineering fees, will be borne by the FINANCIAL LESSEE without recourse against or claiming back from the FINANCIAL LESSOR, which will not be required to pay their cost, or to reimburse building occupancy expenses.

The property additions resulting from the above work will be considered the property of the FINANCIAL LESSEE throughout the entire term of the financial lease. However, notwithstanding the postponement of the accession of the FINANCIAL LESSOR to the ownership of the works thus produced, the FINANCIAL LESSEE may not, throughout the entire term of the financial lease, remove, destroy, or eliminate the works thus done by it without express and written permission from the FINANCIAL LESSOR.

Furthermore, these property additions will automatically become the property of the FINANCIAL LESSOR at the end of the financial lease; consequently, the FINANCIAL LESSEE shall, upon its departure for any reason, and in particular due to the end or early termination of the financial lease, leave all work, embellishments, improvements, or structures of a real property nature that it may have done in the building, without being able to require any compensation to that end or reimbursement for its building occupancy expenses, and without being able to perform any compensation with the sums it owes to the FINANCIAL LESSOR.

Nevertheless, the FINANCIAL LESSOR may always (except for work expressly authorized by it) request, upon departure of the FINANCIAL LESSEE, the return of the premises to their original state, at the expense, risk, and peril of the FINANCIAL LESSEE.

Conversely, the equipment, materials, and installations not permanently fixed and which, as a result, may not be considered immovable by intended use, will still remain the property of the FINANCIAL LESSEE and must be removed by it, upon its departure, it being responsible for returning the premises to their condition after that removal.

C - Changes in distribution

Any changes in distribution by demolition, drilling of walls, beams, or floors, shall be subject to prior written authorization by the FINANCIAL LESSOR, and potentially, the obtainment of a building permit.

The work set out above thus authorized by the FINANCIAL LESSOR shall be performed at the sole expense, risk, and peril of the FINANCIAL LESSEE, and under the oversight of an architect or a technical engineering firm.

Such work constituting development or improvement work, the cost thereof as well as the premiums for the insurance policies that the FINANCIAL LESSEE subscribes for on that occasion, the fees for the architect or technical engineering firm, will be borne in full by the FINANCIAL LESSEE, without recourse against or claiming back from the FINANCIAL LESSOR and without it being able to perform any compensation with the sums due to the FINANCIAL LESSOR for any other reason.

However, in the event such work, due to its significance or nature, is taken into account by the FINANCIAL LESSOR for fiscal or accounting reasons, the coverage of the corresponding costs by the FINANCIAL LESSEE will assume the form of a specific rent supplement.

D - Liability of the FINANCIAL LESSEE due to work

The FINANCIAL LESSEE, having the initiative for the aforementioned work and the liability for its legal qualification, will alone assume the financial or fiscal consequences that its performance may cause for the FINANCIAL LESSOR, irrespective of whether it has been authorized by the FINANCIAL LESSOR, even if it results from a legal or regulatory obligation. Consequently, the FINANCIAL LESSEE undertakes to reimburse the FINANCIAL LESSOR for all costs, taxes and fees or tax adjustments, insurance premiums, or other charges that the FINANCIAL LESSOR may bear due to the performance of the work under the FINANCIAL LESSEE’s responsibility.

Likewise, the latter shall repay the FINANCIAL LESSOR the amount of any necessary work that the FINANCIAL LESSOR must perform following a breach by the FINANCIAL LESSEE.

E - Monitoring visits

Throughout the entire term of the financial lease, the FINANCIAL LESSEE must allow the representatives of the FINANCIAL LESSOR to visit the leased premises at any time to ensure their condition, and it must provide, upon first request by the FINANCIAL LESSOR, all supporting documentation that may be requested from it demonstrating the proper performance of the terms of the financial lease.

Article 8 - Decoration

The leased premises must be decorated, at all times, with material, fixtures, furniture, and goods, in sufficient quantity and value to guarantee the FINANCIAL LESSOR the payment of rent and the performance of the terms of this financial lease.

Article 9 - Pledge - Audit of the financial situation of the FINANCIAL LESSEE

A - Pledge

The FINANCIAL LESSEE is prohibited from pledging the rights that it holds under this financial lease agreement.

If this clause is violated, this financial lease agreement will, if the FINANCIAL LESSOR deems it appropriate, be terminated under the clause stipulated in article 25 below, without prejudice for the FINANCIAL LESSOR’s ability to seek, if it prefers, the invalidity of the pledge granted in spite of this clause.

B - Audit of the financial situation of the FINANCIAL LESSEE

The FINANCIAL LESSEE will be required to provide the FINANCIAL LESSOR, annually, with a copy of the balance sheet and income statement for the past fiscal year as well as the text of the report by the Management or Board of Directors or Supervisory Board to the Ordinary General Shareholders’ Meeting called upon to rule on the accounts for that fiscal year.

These documents must be produced within one month following their approval by the Ordinary General Shareholders’ Meeting.

Article 10 - Subleasing

The building subject to this financial lease may be subleased to natural persons or legal entities, in order to perform the activity specified in article 6, paragraph A above, on these premises.

The subleases may either be total, in favor of a single natural person or legal entity, or partial, in favor of several natural persons or legal entities.

They shall be subject to prior written agreement with the FINANCIAL LESSOR.

In the case of termination for any reason whatsoever of one or all of the subleases, a new sublease may only be granted after the FINANCIAL LESSOR has agreed, under the terms defined above, expressly and in writing, to the person of the sublessee as well as the draft sublease agreement and in return for the irrevocable undertaking by the FINANCIAL LESSEE and the sublessee with respect to the FINANCIAL LESSOR not to alter the terms of the sublease agreement throughout the entire term of the sublease agreement, without prior written agreement from the FINANCIAL LESSOR.

In any case, the subleases may not in any case be enforced against the FINANCIAL LESSOR for any reason whatsoever.

* The sublessee(s) shall comply with all terms and conditions of the financial lease agreement, with no exception or reserve.

* The sublease(s) shall not in any case last longer than the financial lease.

It shall be expressly stipulated, in the sublease agreement(s), that the termination of the financial lease agreement for any reason shall automatically cause termination of the sublease(s).

* The FINANCIAL LESSEE shall inform the FINANCIAL LESSOR, by registered letter with return receipt, of the names and capacities of the sublessee(s) and provide it, within eight days of signature, with an original copy of each sublease agreement.

* The leased premises forming an indivisible whole by the mutual intent of the parties, in any case, in the event of partial sublease, the sublease(s) shall not be enforceable against the FINANCIAL LESSOR.

The FINANCIAL LESSEE undertakes to assume, with respect to its total sublessee and/or its partial sublessee(s), the payment of any compensation of any nature, in particular that which may be due by the FINANCIAL LESSEE to its sublessee pursuant to Articles L. 145-1 et seq. of the New Commercial Code (codification of Decree number 53-960 dated September 30, 1953) on the commercial property.

The FINANCIAL LESSEE undertakes to see personally to any relationship with its sublessee(s).

The FINANCIAL LESSEE shall reimburse the FINANCIAL LESSOR for any amounts that the latter may be required to pay to any sublessee, in case of its own breach, as eviction compensation, or upon expiration of the financial lease agreement if the promise of sale that completes it is not exercised, or at any time in case of its termination for any reason whatsoever.

(1)

The sublease agreement shall include the following clause:

“The company INNATE PHARMA, hereinafter referred to as the LESSOR, hereby grants a sublease to the company             , hereinafter referred to as the LESSEE, under the terms of this agreement.

The LESSEE declares and recognizes that it has been fully informed of the fact that it is occupying the premises as sublessee.

The LESSEE declares and recognizes that the sublease is not enforceable against SOGEBAIL in its capacity as financial lessor and owner of the premises.

The LESSEE expressly waives its ability to assert, with respect to the aforementioned financial lessor, any rights that it may have under this sublease.

The LESSEE declares and recognizes that if the aforementioned financial property lease agreement is terminated for any reason, this sublease will be terminated automatically without legal formalities and without compensation at the responsibility of the owner.

The LESSEE shall immediately vacate the premises as of denunciation of the termination of the financial lease done by bailiff affidavit.

If it refuses to leave the premises, it may be forced to do so by a simple interim order handed down by the District Court of the location of the subleased building.

It is expressly understood that if the LESSOR exercises the purchase option contained in the aforementioned financial property lease agreement and thus becomes the owner of the premises, this sublease shall become a primary lease as of the transfer of ownership.”

If the aforementioned sublease is terminated, one or several subleases may only be granted after the FINANCIAL LESSOR has agreed, expressly and in writing, to the person of the sublessee as well as the draft sublease agreement and in return for the irrevocable undertaking by the FINANCIAL LESSEE and the sublessee, with respect to the FINANCIAL LESSOR, not to modify the terms of the aforementioned sublease agreement throughout the entire term of the financial lease, without prior and written agreement from the FINANCIAL LESSOR.

Article 11 - Assignment of the right to the financial lease

A - Assignment of the right to the financial lease

The FINANCIAL LESSEE may only assign its right to this financial lease, in whole or in part, with express and written consent from the FINANCIAL LESSOR, subject to invalidity of the assignment granted in spite of this clause, and even termination of the financial lease agreement, if the FINANCIAL LESSOR so decides.

The potential assignment of this financial lease will necessarily and automatically cause the transfer in favor of the assignee of the benefit of the promise of sale granted below to the FINANCIAL LESSEE.

If the right to the financial lease is assigned, the assigning FINANCIAL LESSEE will be jointly bound, with its assignees, by all obligations for which it is responsible hereunder, and in particular the payment of rents by their due dates and the full performance of all of the terms of this financial lease.

Consequently, all of the successive financial lessees, even those who, having assigned the right to the financial lease, no longer occupy the leased premises, will be jointly bound to one another with respect to the FINANCIAL LESSOR for the payment of rents and charges and the performance of all of the terms and conditions of the financial lease, such that the FINANCIAL LESSOR can act against all or any one of the successive lessees, jointly bound for the whole, without being able to have the benefit of discussion or division enforced against them.

Furthermore, the assignment will not release the guarantees from their obligations with respect to the FINANCIAL LESSOR, such that they will remain jointly bound with the assignor and the assignee, for all obligations for which the FINANCIAL LESSEE is responsible under this financial lease.

The above stipulations apply to all cases of assignment in any form and the contribution of the right to the financial lease to any company in any form, whether this contribution is done to a new company or a pre-existing company.

The company assignment or contribution shall be done in the presence of the FINANCIAL LESSOR, or the latter shall be duly called thereto by simple registered letter with return receipt sent to its registered office at least fifteen days in advance.

The assignment or contribution will be recorded by a true deed, an enforceable copy of which will be issued at no cost to the FINANCIAL LESSOR to serve as an enforceable document for it against the assignee(s).

The assignor shall provide the assignee, as of the assignment of the financial property lease agreement, with the technical and legal documentation related to the building covered by this document.

The assignment of this financial lease agreement will lead to the collection, by the FINANCIAL LESSOR, of transfer costs, the amount of which is set at the sum, excluding value-added tax, of THREE THOUSAND, ONE HUNDRED EUROS (€3,100).

The assignee will be responsible for these costs.

B - Bankruptcy or liquidation - Dissolution of the financial lessee

The assignment of the right to the financial lease as part of collective proceedings may only be done in accordance with Article L. 620-1 et seq. of the New Commercial Code and after having been duly authorized.

In case of dissolution of the lessee, the assignment of the right to the financial lease may only be done under the conditions set out in paragraph A above and subject to the provisions of Article L. 237-5 of the New Commercial Code.

Article 12 - Obligation of the FINANCIAL LESSOR in case of sale of the building

In accordance with the provisions of Article L. 313-7 of the Financial and Monetary Code as modified, the FINANCIAL LESSOR undertakes, in case of sale or assignment of the property covered by this financial lease during the term thereof, to require its buyer, assignee, or agent to perform all of the terms and conditions of these agreements of the financial lease.

Article 13 - Contributions - Taxes - Fees - Charges

A - Contributions

The FINANCIAL LESSEE will pay directly or reimburse the FINANCIAL LESSOR, in addition to rent, for its personal contributions, occupancy tax, professional fees, and the like, and will pay all city and police charges to which lessees are ordinarily bound, all such that the FINANCIAL LESSOR is never bothered in this respect; it must provide proof thereof to the FINANCIAL LESSOR upon any request, and especially at the end of the financial lease.

B - Taxes and Fees

Furthermore, the FINANCIAL LESSEE shall pay or reimburse the FINANCIAL LESSOR, in addition to the rent, for:

* All taxes, fees, and contributions, property or other, of any nature, to which the leased premises or the lease itself may be subject, as well as all municipal taxes or city or State charges and any royalties, based now or in the future on these premises.

The FINANCIAL LESSOR tasks the FINANCIAL LESSEE with sending the “Tax Declaration” form (model U, P, or CDB depending on the nature of the building), duly completed and signed, to the Property Tax Center to which the building reports, within 90 days of the date of its completion.

The FINANCIAL LESSEE will send the FINANCIAL LESSOR a copy of that form, completed and signed.

It is recalled here that the information must be accurate and truthful and will serve as a basis for calculating the property tax. The FINANCIAL LESSEE waives any right of recourse against the FINANCIAL LESSOR to that end.

* Any taxes, duties, and royalties that may be created later in any form, in addition to or as a replacement for those set out above, irrespective of the taxation mode and even if these taxes assume the form of taxation on the capital of the FINANCIAL LESSOR represented by the premises hereby given under the financial lease.

* More generally, any charges of any nature that are or become payable on the leased premises or the lease, all such that the rents set out below are collected by the FINANCIAL LESSOR net of any real charges, to the full exclusion of taxes that may affect the rental income due to the FINANCIAL LESSOR, and which are and will remain the responsibility of the FINANCIAL LESSOR.

The FINANCIAL LESSEE, which ultimately owes the taxes, fees, and charges affecting the leased premises or the lease, will have the ability to contest the amount or principle of any taxation for which it is directly or indirectly liable, but it may only submit this dispute to the relevant administration or collectivities at its sole expense, risk, and peril on behalf of the FINANCIAL LESSOR, which hereby delegates it, as needed, all useful powers to that end. Any claims or disputes that may be formulated by the FINANCIAL LESSEE with respect to the FINANCIAL LESSOR shall be considered inoperative, the FINANCIAL LESSOR not intending to personally assume the burden of any disputes with respect to administrations or entities. However, such a dispute may not result in delaying the due date of these charges.

Any reimbursement of taxes or fees, as well as any tax deductions that may be obtained, will benefit the FINANCIAL LESSEE exclusively.

Free zones:

The FINANCIAL LESSEE undertakes to inform the FINANCIAL LESSOR if it meets the conditions allowing it to benefit from special exemptions for free zones or any others benefiting from a special specific status.

If the administration has not taken the specific exemption regime into account, the FINANCIAL LESSOR tasks the FINANCIAL LESSEE with filing any tax exemption request with any competent administration. The FINANCIAL LESSEE undertakes to keep the FINANCIAL LESSOR apprised of the requests and responses provided by the tax administration.

In any case, the FINANCIAL LESSEE shall reimburse the FINANCIAL LESSOR for the amount of the property taxes paid by the latter.

C - Charges for audit and inspection visits

The various charges resulting from the audits or inspections to which the building covered by this financial lease, and its development, as well as the installations and equipment that they contain, may be subject to the various regulations applicable to them, and in particular those on the safety of people and property, shall be directly and fully assumed by the FINANCIAL LESSEE, which is solely liable for the premises safety covered by this financial lease and their use.

Article 14 - Value-Added Tax

By express agreement between the parties, this financial lease will be subject to the value-added tax in accordance with the regulations in force and thus exempt from any lease registration duties.

The amount of the value-added tax affecting each term of rent, at the rate in force on each due date, will be borne by the FINANCIAL LESSEE in addition to the rent and other charges stipulated below.

Article 15 - Expenses - Duties - Emoluments

All of the expenses, duties, and emoluments under this financial lease agreement, and those that are the result and consequences thereof, will be borne by the FINANCIAL LESSEE, as well as its representative, which agrees thereto.

CHAPTER III - SAFETY - INSURANCE - ACCIDENTS

Article 16 - Safety

The safety of people and property, due to the building covered by this financial lease agreement and its use, falls to the operating FINANCIAL LESSEE.

If the leased building constitutes an “establishment receiving the public” within the meaning of Articles R. 123-2 and R. 123-18 to 20 of the Building and Residential Code, the FINANCIAL LESSEE undertakes to comply and ensure strict compliance by any person in its service with the regulations relative to the type and category of this establishment.

To that end, it in particular undertakes to:

* see to the maintenance, upkeep, and inspection, at its expense, throughout the entire term of the financial lease, of all of the equipment and facilities with which the leased premises are equipped, at the times and in the manner indicated in the texts set out above,

* not make any change to these premises that is not in line with the provisions of those texts,

* open and keep up-to-date, or have opened and kept up-to-date, a security ledger,

* throughout the financial lease, have the inspections set out in Article R. 123-43 of the Building and Residential Code carried out periodically, by the entity of its choice approved under the conditions set out in the aforementioned article.

If, following noncompliance with the above obligations, the FINANCIAL LESSOR is sued, in any manner whatsoever, the FINANCIAL LESSEE shall reimburse it for the amount of any order handed down against it, as well as the costs and fees incurred for its defense.

Article 17 - Insurance

I) Content of the coverage that must be subscribed for.

1) Insurance for the building.

The premises covered by the financial lease, and all elements and installations of an immovable nature with which they are equipped, will be insured, for an indexed amount allowing them to be rebuilt or replaced identically at any time, and covering them against any damage, in particular caused by fire, lightning, explosions, storms, hurricanes, snow on the roof, crossing of the sound barrier, hail, falling aircraft, impacts from land vehicles, electricity or fluids, including damage from acts of terrorism or sabotage, strikes, riots, or popular uprisings.

This coverage will be completed by an “Indirect Losses” coverage of at least 10%.

The expert fees, demolition costs, and backfill costs following an accident will also be covered, as well as the amount of the premiums for the “Renovation Works” insurance policy, which will be subscribed for upon the reconstruction or repair of the buildings.

2) Insurance for personal property, materials, and goods.

The real property, materials, and goods located on the premises under financial lease with the FINANCIAL LESSOR will also be covered.

3) Lost Rent - Deprivation of Enjoyment insurance.

A Lost Rent - Deprivation of Enjoyment Insurance policy, covering at least two years of financial charges under the financial lease, will also be subscribed for.

The compensation that the FINANCIAL LESSOR may receive from the insurance company to that end will be handed over by it to the FINANCIAL LESSEE inasmuch as the charges stipulated in the financial lease agreement have indeed been paid by the latter, in accordance with the financial lease agreement.

4) Civil Liability Insurance.

The Civil Liability of the FINANCIAL LESSOR as well as that of the FINANCIAL LESSEE with respect to third parties, including, if applicable, sublessees, will be covered against:

* The pecuniary consequences of the civil liability that may be incurred by the FINANCIAL LESSOR, owner of the premises, and/or the FINANCIAL LESSEE, due to the building covered by the financial lease agreement (Art. 1382, 1383, 1384 paragraphs 1, 1386 of the Civil Code), for the minimum amount of €4.5 M for bodily injury and €4.5 M for material and immaterial damages, including €1.5 M per accident for immaterial damage, irrespective of whether it is consecutive.

* The pecuniary consequences of the civil liability that may be incurred by the FINANCIAL LESSOR, owner of the premises, and/or the FINANCIAL LESSEE, due to the building covered by the financial lease agreement, due to fire, explosion, or fluid (Art. 1384 par. 2 of the Civil Code – “Recourse by Neighbors and Third Parties”), for a minimum amount of €4.5 M for bodily injury and €3.3 M for other damage.

II) Terms for establishment of coverage.

* Pursuant to Article L. 121-10 par. 2 of the Insurance Code, the FINANCIAL LESSOR, in its capacity as new owner, tasks the FINANCIAL LESSEE with proceeding immediately with the termination of the Multi-risk policy that has covered the building thus far, if that policy was set up by the seller.

* All of the aforementioned coverage, outside the furniture, goods, and Civil Liability of the FINANCIAL LESSEE, will be insured under an “All risks except” policy subscribed for by the SOCIETE GENERALE exclusively on behalf of its subsidiaries.

* The coverage regarding the furniture and goods as well as the Civil Liability of the FINANCIAL LESSEE will be subscribed for by the FINANCIAL LESSEE with an insurer of its choice.

* All of these policies will include a mutual waiver of all recourse clause. This waiver of recourse by the insurer will also extend to the respective insurers of each of the parties to this deed, as well as against authorized sublessees.

* The amount of the premium regarding all of the coverage, excluding furniture, goods, and the Civil Liability of the FINANCIAL LESSEE, will be reinvoiced to the FINANCIAL LESSEE at the same time as the rent, by way of charges.

III) Liability of the FINANCIAL LESSEE in setting up the insurance.

Given that the FINANCIAL LESSEE cannot, in light of the factual elements specific to each of the buildings that it gives under lease management, decide itself on the amount of the capital that will serve as a basis to establish the aforementioned policies, in order for the coverage set out by this deed to be obtained, it is expressly agreed that the covered amounts will be determined between the insurer and the FINANCIAL LESSEE, under the sole liability of the latter, and may not be lower than the amount of reconstruction at new value, including costs and fees.

The brokerage firm GRAS SAVOYE will establish a relationship with the FINANCIAL LESSEE in order to allow the latter to assess the risks precisely. Based on this information, a pricing structure will then be established by the broker, based on the coverage appearing in the notice prepared by the insurer, defining the essential terms of the contract. The FINANCIAL LESSEE recognizes that it is already aware of this notice.

The FINANCIAL LESSEE will see, at its sole liability, to the issuance of the insurance certificate by the insurer.

Inasmuch as there is no insurance policy on the market able to cover all of the risks for unlimited amounts and with no deductibles; if the amount of the compensation awarded by the insurance companies, following any accident, is insufficient to provide full pecuniary compensation for the damage caused by the accident, in particular:

•	in case of error, omission, or reticence in the declarations made to the insurers.

•	or because the amount of the capital covered by the subscribed policies is lower than that which would normally have been subscribed for in order for this compensation to provide full reparations,

•	or because, this amount being sufficient, the insurance companies, for any reason, would only pay compensation lower than that to which the aforementioned insurance would entitle the holder,

•	or because the deductibles were left by the insurer(s) to the responsibility of the beneficiaries of the compensation,

the FINANCIAL LESSEE will owe the FINANCIAL LESSOR the difference between the amount of the full pecuniary compensation for the damage caused by the accident and the amount of the compensation awarded by the insurance companies.

IV) Maintenance of the coverage over time

If the “All risks except” policy subscribed for by the SOCIETE GENERALE on behalf of its subsidiaries is terminated by the insurer and in the state of the market, the FINANCIAL LESSOR is unable to find equivalent coverage on the market in the form of a group contract for all of the buildings of which it is the owner, the FINANCIAL LESSOR shall inform the FINANCIAL LESSEE by Registered Letter with return receipt.

The FINANCIAL LESSEE will then have one month to offer equivalent coverage to the FINANCIAL LESSOR to cover the building under this deed, as well as the Civil Liability coverage related thereto.

All of the coverage set out above, excluding the personal property and goods, shall be subscribed for by the FINANCIAL LESSEE, acting on its own behalf and on behalf of the FINANCIAL LESSOR, owner of the premises.

The various insurance coverage indicated above will be subscribed for by the FINANCIAL LESSEE at its sole liability with one or several companies known to be solvent, it being responsible for maintaining the validity thereof throughout the entire term of the financial lease agreement. It shall regularly pay the premiums for this insurance, increased by the related fees and taxes.

The insurance companies with which the various coverage described above is subscribed for shall expressly undertake, for each of the subscribed policies, to:

•

notify the FINANCIAL LESSOR, in writing, one month before any cancellation or reduction of the coverage requested by the FINANCIAL LESSEE, without the latter having simultaneously provided express agreement from the FINANCIAL LESSOR;

•

notify the FINANCIAL LESSOR of any delay in the payment of the premiums and only suspend the coverage granted for one month after receipt by the FINANCIAL LESSOR of that notice; notify the FINANCIAL LESSOR, with one month’s notice, of any termination of the policy to take place at its initiative;

•	pay the FINANCIAL LESSOR alone, except with express authorization from the latter, any compensation related to the rents and property damage;

•

not assert, with respect to the FINANCIAL LESSOR, any omission, insufficient declaration, or inaccurate declaration by the FINANCIAL LESSEE and, consequently, not enforce against the FINANCIAL LESSOR, the invalidity, or coinsurance clause, or forfeiture in case of breach by the injured party of its obligations committed after an accident; the insurance company nevertheless retaining all recourse against the FINANCIAL LESSEE, subscriber for the policy;

•	waive any recourse against the FINANCIAL LESSOR in case of an accident damaging the personal property, materials, and goods contained in the building;

•	not assert any clause limiting the compensation to the cost of the materials if the building is erected on land belonging to another.

VI - Obligation of the FINANCIAL LESSEE in case of accident.

* The FINANCIAL LESSEE shall notify the FINANCIAL LESSOR in writing, within five business days of its occurrence, of any accident suffered or caused by the premises covered by the financial lease agreement. It shall also, under the terms and time frames set out by each insurance policy, make all declarations to the insurance companies: the FINANCIAL LESSOR henceforth gives it, as needed, a mandate to make these declarations. The FINANCIAL LESSEE is prohibited from any proceedings or action against the FINANCIAL LESSOR relative to the accident.

* It shall also take the necessary measures to obtain, from the insurance companies, the quick payment of compensation, and in particular either on its own behalf, or on behalf of the FINANCIAL LESSOR, which henceforth gives it all useful mandates to that end, to take all measures, perform all formalities, obtain all expert assessments, assist therein; in case of difficulties, bring any proceedings, constraints, and diligence.

* However, in case of judicial proceedings, the FINANCIAL LESSOR shall be notified beforehand by the FINANCIAL LESSEE of any action undertaken, as plaintiff or defendant, the FINANCIAL LESSOR having the deciding vote relative to the choice of attorney, who may not be appointed by the FINANCIAL LESSEE without its agreement. All duties, costs, and fees of any nature, including the legal fees and those of an architect or engineering firm appointed by the FINANCIAL LESSOR to monitor the court-ordered assessment operations, that may remain due because of the performance of the obligations set out above, will be paid directly by the FINANCIAL LESSEE.

* The FINANCIAL LESSEE will relieve the FINANCIAL LESSOR of any orders that may be handed down against it due to the nonexistence or insufficiency of coverage by the aforementioned policies, and more generally, in case of total or partial coverage refusal by the insurer. It will further take responsibility for the costs and fees that the FINANCIAL LESSOR may have incurred for its defense.

* In case of an accident involving the construction insurance policies (Builders Risk Insurance or Renovation Works Policy), the FINANCIAL LESSEE further undertakes to reconstitute, at its sole expense, the coverage such that the amount thereof is at least equivalent to what it was before the occurrence of the accident and to allow, in any case, full reconstruction of the premises covered by the financial lease, and to provide evidence thereof to the FINANCIAL LESSOR upon first demand by the latter.

* In any case, the compensation paid following any accident will be collected beforehand by the FINANCIAL LESSOR, the latter being responsible for subsequently passing it on to the FINANCIAL LESSEE, upon justification of the full performance of the work and presentation of paid invoices.

The FINANCIAL LESSEE shall also pay the FINANCIAL LESSOR the management costs of the accident, in the amount of ZERO point FIVE ZERO percent (0.50%) of the amount the accident, not to exceed TWO THOUSAND, THREE HUNDRED EUROS (€2,300), excluding value-added tax.

Article 18 - Accident - Reconstruction

A - Partial accident

By derogation from the provisions of Article 1722 of the Civil Code, the partial destruction, even by act of God or force majeure, of the leased building will not authorize the FINANCIAL LESSEE to request termination of the financial lease, or the payment of any compensation.

The FINANCIAL LESSEE will be required to repair the premises having suffered the accident, at its sole expense, risk, and peril, after having obtained the necessary administrative authorizations.

The FINANCIAL LESSOR will pass on to the FINANCIAL LESSEE, upon provision of supporting documentation for the work done, any compensation that it may collect from insurance companies or any entity whatsoever, after, however, deducting any taxes and fees that may affect that compensation.

If the repair of the premises cannot be done for lack of the necessary administrative authorizations, the FINANCIAL LESSEE will have the ability to:

* either request the termination of the financial lease, without waiting for the expiration of the minimum time frames set out in article 3 above, and in return for the payment to the FINANCIAL LESSOR of compensation equal to the entire price, stipulated below in article 32, of the sale of the building set out in article 31, determined on the day of the termination,

* or realize the promise of sale granted in its favor, under the conditions set out in article 31, and in return for the price stipulated in article 32, even before the expiration of the minimum time frame set out below,

* or continue this financial lease on the usable part of the building. In this case, the FINANCIAL LESSEE will pay the FINANCIAL LESSOR compensation representing the depreciation of the building determined on the date of the accident by mutual agreement between the parties or, otherwise, by expert statement designated by the most diligent party.

The amount of the rent will be reduced in proportion to the amount of this compensation (net of all taxes and fees that may affect it) relative to the price stipulated in article 32 below of the sale of the building promised to the FINANCIAL LESSEE, determined on the date of payment of that compensation. The sales price stipulated in article 32 itself will be reduced by the amount of the collective compensation (net of any taxes and fees that may affect it).

These reductions will take effect as of the date of payment of the compensation by the FINANCIAL LESSEE and not from the date of the accident.

In all three cases set out above (termination of the financial lease, early exercise of the promise of sale, or continuation of the financial lease on the remaining part of the building), if the FINANCIAL LESSOR collects compensation from the insurance companies or any entity, it will forward that compensation to the FINANCIAL LESSEE, having deducted any taxes and fees that may affect it.

The compensation collected from the Insurance Companies by the FINANCIAL LESSOR and passed on to the FINANCIAL LESSEE will be deducted from the compensation paid to the FINANCIAL LESSOR by the FINANCIAL LESSEE in the cases set out above, i.e., the termination of the financial lease or the continuation of this financial lease on the usable part of the building.

The FINANCIAL LESSEE shall indicate its option by registered letter with return receipt, within one (1) month of receipt of the letter sent by the FINANCIAL LESSOR requesting its agreement regarding the amount of the compensation proposed by the insurance company and asking for the selected option.

If no response is received from the FINANCIAL LESSEE within the aforementioned time frame, the FINANCIAL LESSEE will be considered to have opted for termination of this agreement.

B - Total accident

In case of an accident causing the total destruction of the building, this financial lease will be terminated automatically, but only upon expiration of the time frames stipulated below in favor of the FINANCIAL LESSEE, to optionally exercise the option reserved for it and except in case of express and written waiver by the FINANCIAL LESSEE regarding the benefit of this ability.

Nevertheless, by express agreement between the parties and by derogation from Article 1722 of the Civil Code, such a termination will cause the obligation for the FINANCIAL LESSEE to pay the FINANCIAL LESSOR compensation equal to the sales price of the building, as stipulated in article 32 determined on the date of the termination, increased, if applicable, by any repair costs for the land after the accident (in particular destruction and removal of remains). In return, the FINANCIAL LESSOR will pay the FINANCIAL LESSEE the amount of any compensation received from the insurance companies or any entity, after deducting any taxes and fees that may affect that compensation.

However, and notwithstanding the preceding provisions, the FINANCIAL LESSEE will have the ability to:

* either realize the promise of sale under the terms indicated in paragraph A above,

* or (by express derogation from the provisions of Article 1722 of the Civil Code) continue this financial lease by having the premises rebuilt at its sole expense, risk, and peril, after having obtained the necessary administrative authorizations.

The FINANCIAL LESSEE shall indicate its option by registered letter with return receipt, within one (1) month of receipt of the letter sent by the FINANCIAL LESSOR requesting its agreement regarding the amount of the compensation proposed by the insurance company and asking for the selected option.

If no response is received from the FINANCIAL LESSEE within the aforementioned time frame, the FINANCIAL LESSEE will be considered to have opted for termination of this agreement.

If the FINANCIAL LESSEE opts for the continuation of the financial lease, the necessary administrative authorizations must be obtained by the FINANCIAL LESSEE within one year from the date of notification of its option; otherwise, the financial lease will be terminated automatically under the terms set out above, unless the FINANCIAL LESSEE prefers, within the same one-year period, to opt for realization of the promise of sale.

Irrespective of the option chosen by the FINANCIAL LESSEE, the FINANCIAL LESSOR will pay it the amount of the compensation collected from the insurance companies or the other entities, having deducted any taxes and fees that may affect that compensation.

The forwarding to the FINANCIAL LESSEE of any compensation that may be due to it under the provisions of this article 18 will only take place after the effective payment by the FINANCIAL LESSEE of any amounts that it owes to the FINANCIAL LESSOR under this agreement, the FINANCIAL LESSOR nevertheless reserving the right to automatically perform compensation between these amounts.

C - Rebuilding authorization

In all of the cases set out in paragraphs A and B above, the FINANCIAL LESSEE is required to obtain any administrative authorizations that may be necessary. It is specified that the FINANCIAL LESSEE will also be required to obtain, if applicable, the authorizations resulting from the coownership agreement and/or documents governing the zone on which the building under the financial lease depends.

D - Rebuilding - Repair

In all of the cases set out in this article, the rebuilding of the building that has been completely destroyed or the repair of a building that is partially affected by an accident will be done by the FINANCIAL LESSEE:

* based on a work quotation and plans prepared by the FINANCIAL LESSEE at its expense and under its liability,

* and under the oversight and monitoring of an architect or a technical engineering firm approved by the FINANCIAL LESSOR and whose fees will be included in the rebuilding or repair costs.

E - Provisions relative to rents

In all cases of accident where the FINANCIAL LESSEE has opted for the repair or rebuilding of the leased building and therefore for the continuation of the financial lease, the FINANCIAL LESSEE will continue, during the period elapsed between the date of the accident and the actual rebuilding, to bear all of the rents, charges, and accessories stipulated in this deed.

In return, the compensation that the FINANCIAL LESSOR may collect from insurance companies under the “Lost Rents” coverage or the “Deprivation of enjoyment” coverage (or any other equivalent coverage), when this coverage has indeed been subscribed for by the FINANCIAL LESSEE under the terms specified in article 17 above, will be passed on by the FINANCIAL LESSOR to the FINANCIAL LESSEE.

CHAPTER IV - FINANCIAL CHARGES

This financial lease is respectively granted and accepted in return for the financial charges (study and assembly costs, advance rents, rents, and other royalties) set out below.

Article 19 - Study and assembly costs - Commitment - Management costs - Advance rents - Interest on the value-added tax

1) Study and assembly costs

A lump sum, excluding value-added tax, of FIVE THOUSAND EUROS (€5,000.00), or the sum, all taxes included, of FIVE THOUSAND, NINE HUNDRED EIGHTY EUROS (€5,980.00), has been paid by the FINANCIAL LESSEE to the FINANCIAL LESSOR as of this day.

2) Commitment

The FINANCIAL LESSOR will receive a commitment commission set at ZERO POINT ZERO FIVE PERCENT (0.05%) per quarter of the amount of the investment excluding tax.

This commission is calculated, prorata temporis, as of the date of the financing offer, or January 7, 2008, until today, on which date it will be withdrawn in a single operation.

3) Management costs

The FINANCIAL LESSOR will collect, from the FINANCIAL LESSEE, if applicable, throughout the entire term of the financial property lease, the following costs excluding tax, in case of:

Costs on rents if withdrawal outside Société Générale rent	€55/par
Management of a dispute related to the construction or an accident	€2,300
Modification of the agreement at the request of the FINANCIAL LESSEE causing the preparation of an amendment	€1,550
Exercise of the early option	€1,550
Quantification of exercise of the early option	€300
Contract management costs	€115/year

4) Lessee advance

The FINANCIAL LESSEE grants the FINANCIAL LESSOR, which is accepted by their above-mentioned representative, a loan in an amount of ONE MILLION, FIVE HUNDRED THOUSAND EUROS (€1,500,000.00), which will be pledged by the FINANCIAL LESSEE in favor of the FINANCIAL LESSOR throughout the entire term of the financial lease as of this date.

The cashing and repayment of this loan will be done as follows:

•	The FINANCIAL LESSEE pays, this day, to the FINANCIAL LESSOR, the amount of the loan, i.e., ONE MILLION, FIVE HUNDRED THOUSAND EUROS (1,500,000.00 EUR),

•

The FINANCIAL LESSOR will open, in its writings in the name of the FINANCIAL LESSEE, a special account corresponding to the amount of the above loan granted and accepted and intended to trace the relations of the FINANCIAL LESSOR and the FINANCIAL LESSEE, on the occasion of this loan.

•	This loan will be repaid at the nominal rate of the contract applied to the non-indexed rent element decreased by 0.20 points.

•	The repayment of this loan will be done by compensation with the rent excluding value-added tax due to the FINANCIAL LESSOR by the FINANCIAL LESSEE under this financial lease agreement.

•	It will be done over the same duration, i.e., TWELVE (12) years, and with identical due dates.

•

The repayment of this loan may also be done, if applicable, by compensation with any other amounts due on any grounds to the FINANCIAL LESSOR by the FINANCIAL LESSEE, which will then be imputed to the amount of the financial lease payments as they become due.

•

The FINANCIAL LESSEE recognizes, to the FINANCIAL LESSOR, the ability to modify the terms for repayment of the loan defined above, in case of default, bankruptcy, or liquidation, subject only to being informed thereof.

•

The FINANCIAL LESSOR will be considered to have met its obligations in the capacity of borrower, due solely to the repayment in full of the loan no later than upon the conventional expiration date of the financial lease, if applicable, in a single payment.

•

The FINANCIAL LESSEE waives, in advance, the right to claim the repayment of the loaned sum before the expiration of the financial lease agreement and to invoke, for any reason whatsoever, the provisions of Article 1944 of the Civil Code.

•

In case of termination of this financial lease agreement or in case of realization of the promise of sale before the conventional expiration of the financial lease, the balance of the loan will be repaid by the FINANCIAL LESSOR in advance.

5) Advance rents

Advance rents calculated on the basis specified below are due for the period elapsed from the first disbursement by the FINANCIAL LESSOR of any amount excluding tax under section B until the effective date of that section.

The amount of these advance rents will be calculated at the Mean Monthly Rate (MMR) of the Financial Market for the past month increased by 0.80 points per year on the amount excluding tax disbursed by the FINANCIAL LESSOR for the performance of this financial lease operation, by way of cost of the development work for the building, in principle and accessories, as well as any royalty, costs, or other amounts paid on the occasion of this financial lease operation.

This amount, increased by the value-added tax affecting it, will be paid at the end of each month directly by the FINANCIAL LESSEE by withdrawal from its account open with the SOCIETE GENERALE, as will be stated below.

6) Interest on the value-added tax

During an inclusive term of four (4) months from each payment made by the FINANCIAL LESSOR under this operation, the FINANCIAL LESSEE will be required to pay it, in addition to the financial charges stipulated below, and as additional rent, interest calculated at the Mean Monthly Rate of the Financial Market for the past month increased by ZERO POINT EIGHT ZERO (0.80) points per year on the amount of the value-added tax credit corresponding to this disbursement.

This interest, increased by the value-added tax that affects it, will be payable at the end of each calendar month.

Article 20 - Basis for calculating the rent (investment)

The rent stipulated below will be calculated based on the following elements, representing the sums invested by the FINANCIAL LESSOR in this financial lease operation, and which will be expressed below using the term “investment”:

* The price, excluding value-added tax, for the acquisition of the existing building paid by the FINANCIAL LESSOR (section A);

* The amount of the costs, duties, and emoluments, excluding value-added tax, borne by the FINANCIAL LESSOR on the occasion of this acquisition (section A);

* The cost, excluding the value-added tax, of the development work for the building, as set out in the aforementioned project management delegation agreement (section B).

The amount of this investment will not in any case be higher than the amount, excluding value-added tax, of SIX MILLION, FOUR HUNDRED ONE THOUSAND EUROS (€6,401,000.00).

No excess of the maximum amount specified above may be required from the FINANCIAL LESSOR, even if that sum proves, for any reason, insufficient to carry out this operation.

Article 21 - Financial lease rent

A - Determination of the rent

The rent under this financial lease will be due by the FINANCIAL LESSEE to the FINANCIAL LESSOR as of this date regarding section A and the first day of the month following the date of completion of the development work, as it results from the provision of the premises established between the parties as set out in the project management delegation agreement analyzed above regarding section B.

It is expressly specified in this respect that the term “rent”, used in this document for convenience of language, must be likened to a financial royalty covering the amortization and remuneration at the agreed rate of the capital invested by the FINANCIAL LESSOR for the performance of this operation.

Consequently, and except in case of an expressed legislative provision targeting the financial property lease, the rents agreed upon below may not suffer any modification or revision for any reason whatsoever, whether it relates to a state of affairs depending on the FINANCIAL LESSEE or legislative texts regulating, temporarily or permanently, the amount or the rate of the rent for premises for commercial or industrial use, or any revision based on the provisions of Articles L. 145-1 et seq. of the New Commercial Code governing the relations between the lessors and lessees of premises for commercial use.

The rent shall be made up of a financial amortization and interest.

* The financial amortization makes it possible to amortize all of the investment over the term of the financial lease agreement.

The amortization rhythm selected is one that makes it possible to obtain, for each element of rent before indexing, constant charges throughout the entire term of the financial lease.

The rents will be made up of the sum of the following elements:

1. First rent element calculated on 80% of the investment

A first, non-indexed element, including a financial amortization and interest discounted on the financial amounts outstanding remaining due after amortization of the period at the following annual nominal rate T:

T = TEC 10 + 0.85

TEC 10 = Yield to maturity of a fictitious value of the Treasury, the lifetime of which will, at all times, be equal to 10 years, published daily by the French Treasury Agency.

The value of the selected TEC 10 will be that published on the third business day preceding the payment of rent for each of Sections A and B.

2. Second rent element calculated on 20% of the investment

A second indexed element, including a financial amortization and interest deducted from the financial outstanding amounts remaining due after amortization of the period at the fixed and definitive annual rate equal to FOUR PERCENT (4%) before indexing.

This rent element will be indexed in full on the index of the cost of construction published quarterly by the INSEE, as this indexing is specified below. Irrespective of the variation of the index, the amount of this portion of rent may not be less than the amount of that rent element before indexing.

Terms for indexing of the first rent element

The indexing of the second rent element will be done annually based on the variation of the Quarterly Construction Cost Index published by the Institut National de la Statistique et des Etudes Economiques (INSEE).

The revision will lead to the application in full of the variation of the index over ONE HUNDRED PERCENT (100%) of the second rent element for the year in question, before indexing, as defined above.

The variation of the aforementioned index will be taken into consideration both in the case of an increase and a decrease of the index; however, and in no case, will account be taken of an index lower than that the base index agreed upon below.

The annual indexing product will be calculated by applying, to ONE HUNDRED PERCENT (100%) of the second rent element, an index increase coefficient determined using the following formula:

In this formula:

I.C.b.: represents the base index of the Construction Cost

I.C.c.: represents the comparison index of the Construction Cost.

It is expressly agreed that in no case may a variation period of the index be taken into account longer than the duration elapsed between each revision.

Consequently:

* the number of quarterly periods separating the base index from each of the successive comparison indices taken into account to calculate the indexing product is determined below, so as to represent a duration at least equal to that elapsed between each effective date of the contract and the date of each revision in question.

* the duration elapsed between each revision of the second rent element is determined below so as to be at least equal to the number of quarterly periods separating the comparison indices respectively taken into account for those revisions.

Thus:

1) The single base index for the entire term of the contract will be that relative to the calendar quarter preceding the effective date of this agreement, and cannot be after that of the second quarter of the year during which the contract takes effect.

2) The indexing beginning one year after the effective date of the financial lease, the comparison index will be one year later than the base index.

The FINANCIAL LESSEE will owe, as of the starting date of the indexing, the indexing product related to the period between the start date of the indexing and the end of the calendar year then in progress.

3) The revisions next taking place on each January 1, the determination of the indexing product for each of the subsequent calendar years until expiration of the agreement will be done by using, as a comparison index, that of the second calendar quarter of each of the preceding years.

In case of cessation of publication or disappearance of the selected index before the expiration of the financial lease and if the Institut National de la Statistique et des Etudes Economiques publishes a new construction cost index intended to replace the one currently in force, the rent will automatically be indexed on that new index and the transition from the old index to the new one will be done using the necessary linking coefficient. If the Institut National de la Statistique et des Etudes Economiques does not publish the new index intended to replace that which has disappeared, the parties will be responsible for reaching an agreement regarding the choice of the new index reflecting, as accurately as possible, the construction cost on the national scale or, otherwise, in the department where the property under the financial lease is located, on the variation of which the indexing will be calculated.

If they do not reach an agreement, the replacement index will be determined by two experts chosen by mutual agreement or appointed by the President of the PARIS District Court. In case of disagreement, these experts will have the option of adding a third expert to break the tie. This third expert may be appointed by the same President upon simple request by the most diligent party.

In no case may the effects of the preceding index clause lead the second rent element to an amount lower than the rent element as determined above.

B - Disappearance of the selected rates

If, for any reason, the rate(s) selected above is (are) no longer available, they will be replaced by the rates officially substituted for them. If no officially substitute rates exist, substantially equivalent rates will be chosen by mutual agreement between the parties.

Article 22 - Payability of the rent - Definitive financial table - Summary statement and tables prepared pursuant to Decree number 95-617 dated May 6, 1995

The rent thus determined is payable quarterly and in advance on the 1st of January, April, July, and October of each year.

However, the first rent term payable upon taking of effect of section A has been calculated prorata temporis. Likewise, the first term of rent payable upon taking of effect of section B and the last term of rent will also be calculated prorata temporis.

Regarding section A:

Pursuant to Decree number 95-617 dated May 6, 1995 implementing Article 57 of Law number 95-115 dated February 4, 1995, the FINANCIAL LESSOR has prepared:

1) A summary statement in particular including the price agreed upon for the acquisition of the building at the end of the agreement or the information making it possible to determine that price and the price of the non-amortizable elements and amortizable elements appearing in the assets of the balance sheet of the FINANCIAL LESSOR, as well as the acquisition cost of the building.

If the economy of this agreement would be modified due to changes in the situation of the FINANCIAL LESSEE or property subject to the financial lease, a modified summary statement would be prepared by the FINANCIAL LESSOR.

2) A breakdown showing, for each term of rent, the portion of rent relative to the amortization of the capital taken into account to determine the sales price of the building at the end of the contract or the information making it possible to determine the sales price, as well as its allocation to the respective financing of the acquisition cost, the amortizable elements, and non-amortizable elements.

The summary statement and breakdown will remain attached and appended hereto after mention.

• Regarding section B:

Once section B takes effect, the FINANCIAL LESSOR will begin rent for that section.

First scenario:

The FINANCIAL LESSOR then has, as of the beginning of rent, all of the supporting documentation necessary for the payment of all of the investment under section B: it then prepares a definitive scale regarding the actual total amount of the investment, stating the due date and amount of each term of rent.

Second scenario:

The FINANCIAL LESSOR does not have, upon the beginning of rent, all of the supporting documentation necessary for payment of all of the investment under section B: it establishes a provisional scale on the contractual amount of the investment set out above, stating the due date and the amount of each term of rent.

The FINANCIAL LESSEE will have a period of six (6) months as of the effective date of section B to produce the supporting documentation necessary for the payment of all of the investment. At the end of this period, the FINANCIAL LESSOR may determine the amount of the investment for section B at the amounts effectively disbursed on that date, after notice sent to the FINANCIAL LESSEE by registered letter with return receipt. It will inform the FINANCIAL LESSEE that the payments not taken into account will remain the latter’s responsibility.

Furthermore, pursuant to Decree No. 95-617 dated May 6, 1995 implementing Article 57 of Law number 95-115 dated February 4, 1995, the FINANCIAL LESSOR will then establish, upon the taking of effect of section B:

1) A summary statement in particular including:

* the date of conclusion and the term of the agreement,

* the price agreed upon for the acquisition of the building at the end of the agreement or the information making it possible to determine that price,

* the price of the non-amortizable elements and the amortizable elements appearing in the assets of the balance sheet of the FINANCIAL LESSOR as well as the acquisition cost of the building,

* the location,

2) A breakdown of showing, for each rent, the portion of rent relative to the amortization of the capital taken into account to determine the sales price as well as its allocation to the respective financing: acquisition costs, amortizable elements, and non-amortizable elements.

The FINANCIAL LESSOR will send the FINANCIAL LESSEE a letter of amendment to the financial lease, to which the summary statement, the breakdown, and the final scale will be appended: the FINANCIAL LESSEE must return this letter of amendment to the FINANCIAL LESSOR after approving it, within ten days of its receipt, failing which the letter of amendment will be considered to have been approved.

If the economy of this agreement is modified after the financial lease agreement takes effect, due to changes in the situation of the FINANCIAL LESSEE or goods given under the financial lease, an amended summary statement will be prepared by the FINANCIAL LESSOR.

Article 23 - Payment of the value-added tax and charges and taxes

The FINANCIAL LESSEE will pay the FINANCIAL LESSOR, upon each due date of a term of rent, the amount of the value-added tax affecting that term of rent at the rate in force on the due date.

The FINANCIAL LESSEE will directly pay the insurance companies the premiums for all insurance subscribed for covering the leased premises as indicated above, including those payable for the policies subscribed for on behalf of the FINANCIAL LESSOR.

The FINANCIAL LESSEE will provide evidence of these payments upon first request by the FINANCIAL LESSOR.

Furthermore, the FINANCIAL LESSEE will reimburse the FINANCIAL LESSOR for the amount of all taxes, fees, charges, and expenses of any nature, as well as, if applicable, the charges that may be due for a Zone, a Lot, or a property management payment regarding the property subject to the financial lease, that the FINANCIAL LESSOR may have paid itself, relative to the leased premises or the lease, increased if applicable by the value-added tax that may affect such repayments.

All payments, the value-added tax, and in general, all amounts due by the FINANCIAL LESSEE to the FINANCIAL LESSOR under this agreement will be recovered by the FINANCIAL LESSOR by withdrawal from the account of the FINANCIAL LESSEE, in particular open:

With the SOCIETE GENERALE

Branch: MARSEILLE ENTREPRISES

Under number: 00020294991, RIB key 57

Article 24 - Late interest

After expiration of a period of fifteen days from receipt of the rent invoices and any other requests for payment by the FINANCIAL LESSOR, their lack of payment will cause the FINANCIAL LESSEE to owe the FINANCIAL LESSOR late interest calculated prorata temporis at the overnight Mean Monthly Financial Rate (MMR) increased by FIVE points per year, not to be less than 9%, from the due date until the payment date, increased by the value-added tax at the rate in force, all without prejudice to the ability of the FINANCIAL LESSOR to seek the termination of the financial lease.

Furthermore, nonpayment of any invoice will lead, on its due date, by way of management costs for outstanding amounts, to the collection by the FINANCIAL LESSOR of a lump sum, excluding value-added tax, of EIGHTY EUROS (€80).

CHAPTER V - TERMINATION OF THE FINANCIAL LEASE

Article 25 - Termination by the FINANCIAL LESSOR

In case of nonperformance of any of the obligations for which the FINANCIAL LESSEE is responsible under this agreement, the financial lease will be terminated automatically and with no judicial formality, if the FINANCIAL LESSOR so desires, two months after notification to the FINANCIAL LESSEE of an order to pay or formal notice, which has remained fully or partially ineffective, and which contains a declaration by the FINANCIAL LESSOR of its intent to exercise the benefit of this clause, having specified that any offer of payment or performance done after the expiration of the two-month time frame shall remain ineffective.

In this case, the expulsion of the FINANCIAL LESSEE or its assignees may be ordered by simple interim order by the President of the District Court, provisionally enforceable, notwithstanding opposition or appeal.

The FINANCIAL LESSEE shall then be required to return the leased premises to the FINANCIAL LESSOR immediately, in good state of repair and upkeep, and provide proof of the payment of all of its taxes, fees, and services, as well as its insurance premiums.

In addition to back rent, it shall pay the FINANCIAL LESSOR the termination compensation stipulated in article 28 below.

Article 26 - Bankruptcy or liquidation - Dissolution of the lessee

In case of collective proceedings against the FINANCIAL LESSEE, and subject to the enforcement of Articles L. 620-1 et seq. of the New Commercial Code, this financial lease may be terminated at the request of the FINANCIAL LESSOR.

In case of dissolution of the financial lessee, this financial lease will only be terminated if the FINANCIAL LESSOR requests it.

In all cases, this termination automatically causes the payment by the FINANCIAL LESSEE of the termination compensation stipulated in article 28 below.

Article 27 - Failure to obtain the certificate of compliance

The FINANCIAL LESSEE undertakes to perform all diligence in order to obtain, within two years of completion of the construction work, as stated in the project management delegation agreement, a certificate from the competent authority confirming that it has not issued formal notice to the FINANCIAL LESSEE to bring the work into compliance pursuant to Article R. 462-10 of the Urban Development Code.

If the issue of the certificate is made subject by the Administration to the performance of modifying or additional work, the FINANCIAL LESSEE must perform that work at its expense, so that the certificate may be obtained within the aforementioned period of two years.

After this two-year period, the FINANCIAL LESSEE will owe the FINANCIAL LESSOR a lump sum compensation for each month late at one percent of the rent in force.

Failure to issue the certificate may not be held by the FINANCIAL LESSOR or the FINANCIAL LESSEE as grounds for termination.

However, if the termination of the financial lease takes place for any other reason at the request of either of the parties, and in particular for failure to make payment by the FINANCIAL LESSEE for the lump sum compensation stipulated above, the amount of the termination compensation will be increased under the terms set out in the “termination compensation” article below.

In all cases, the FINANCIAL LESSEE will personally see to the payment of all tax adjustments for which the FINANCIAL LESSOR may be responsible if it is considered not to have fulfilled its commitment to build under the conditions and time frame set out by Article 691 of the General Tax Code.

Article 28 - Termination compensation for the financial lease

The termination of this financial lease before its conventional expiration for any reason, and in particular in fulfillment of the clause set out in article 25 above or for any other cause, irrespective of whether it is provided for in this agreement, including termination at the request of the FINANCIAL LESSEE, will automatically and without any formality lead to the payment by the FINANCIAL LESSEE of compensation calculated based on the sales price, which will be discussed in article 32 below, determined on the actual termination date.

As an essential condition of this agreement, this compensation, related to the specific nature of the financial lease, will have the nature of lump sum monetary damages to compensate the prejudice suffered by the FINANCIAL LESSOR due to the early termination of the financial lease.

However, no compensation will be due by the FINANCIAL LESSEE if the cancellation of the financial lease has been the result of the realization of the promise of sale granted below by the FINANCIAL LESSOR.

Likewise, no compensation will also be due by the FINANCIAL LESSEE in case of total or partial expropriation.

The amount of the compensation will be equal to half of the sales price in all termination cases. It will be increased to three quarters of the same sales price if, on the termination date of the financial lease, the certificate of compliance of the building has not yet been granted.

It is observed here that the provisions included in this article do not novate those stipulated in article 18 above for cases of accident affecting the building, the provisions of article 18 expressly remaining in force.

All costs, duties, and taxes, in particular the value-added tax, that may be applied to that agreement, which is stipulated excluding tax, will be the responsibility of the FINANCIAL LESSEE.

CHAPTER VI - EXPROPRIATION - REQUISITION

Article 29 - Expropriation of the building

A - Total expropriation

In case of total expropriation of the building, the financial lease will be terminated automatically.

However, from the order bringing about the transfer of ownership and until the date of effective taking of possession of the building by the expropriating Authority, the FINANCIAL LESSEE will owe the FINANCIAL LESSOR occupancy compensation equal to the amount of the rent payable during that period.

If the expropriation compensation awarded to the FINANCIAL LESSOR, after deducting all taxes and fees that may affect the collection of that compensation as a result, is in an amount exceeding the sales price defined in article 32 below, determined on the date of payment of the compensation, the FINANCIAL LESSOR will pay the FINANCIAL LESSEE the difference between those two amounts.

Otherwise, the FINANCIAL LESSEE will owe this difference to the FINANCIAL LESSOR.

B - Partial expropriation

In case of partial expiration of the building subject to the financial lease, the financial lease will continue to bear its full and complete effect on the part of the building remaining available.

The rent will be reduced in proportion to the ratio of the amount of the expropriation compensation, net of all taxes and fees that may affect it, with the sales price defined in article 32 below, determined on the date of payment of that compensation.

This reduction will only take effect as of the date of cashing by the FINANCIAL LESSOR of the appropriation compensation.

The same sales price defined in article 32 below will itself be reduced by the amount of the received compensation (net of all taxes and fees that may affect it).

C - Dispute regarding the expropriation compensation

The determination of the amount of the compensation that may be due in case of total or partial expropriation of the building currently given under the financial lease may only be agreed upon by the FINANCIAL LESSOR in the presence of the FINANCIAL LESSEE, or with the latter having been duly called.

The FINANCIAL LESSOR shall indicate its position in this respect no later than eight days before the expiration of the time frame granted to the FINANCIAL LESSOR to accept or refuse the amount of the expropriation compensation and, in any case, no later than one month after it has been informed by registered letter with return receipt of its intention to accept the offers made. This notice from the FINANCIAL LESSEE must be given to the FINANCIAL LESSOR by registered letter with return receipt.

The FINANCIAL LESSEE may not oppose a refusal of the offers accepted by the FINANCIAL LESSOR except in accordance with the stipulations below.

In case of dispute regarding the amount of the compensation, the FINANCIAL LESSEE, to whom all powers are given to that end, shall exercise any useful judicial recourse and keep the FINANCIAL LESSOR apprised of the progression of the proceedings by sending a copy of the exhibits for those proceedings.

In case of total expropriation, the FINANCIAL LESSEE may only oppose a refusal of the offers accepted by the FINANCIAL LESSOR inasmuch as it has paid, within one month as set out in the second paragraph above, to the FINANCIAL LESSOR, an amount equal to the residual value defined in article 32 below, determined on the last day of the civil semester during which the payment has been made.

In the case at hand and for the duration of the deposit, no rent or compensation will be due to the FINANCIAL LESSOR. The amount deposited will be pledged in favor of the FINANCIAL LESSOR as guarantee for the amounts that may be due to it under this agreement. The deposited amount will not be remunerated, its remuneration consisting of the abandonment of all rents or compensation by the FINANCIAL LESSOR.

Regarding the partial expropriation, the dispute of the amount of the compensation offered will always be reserved for the FINANCIAL LESSEE under the terms stipulated above, without any deposit or other obligation, but it of course remains that the reduction in rent set out in this article, paragraph B above, shall only take place when the FINANCIAL LESSOR has in fact received the amount of the expropriation compensation.

Article 30 - Requisition of the building

In case of requisition or total or partial occupation of the building currently subject to the financial lease, by any competent authority or entity occurring during this financial lease, this financial lease will continue to produce its full and complete effect. The rents agreed upon will continue to be payable with no decrease. The requisition or occupation compensation will be paid in full to the FINANCIAL LESSEE.

TITLE THREE

UNILATERAL PROMISE OF SALE

Article 31 - Promise of sale

Pursuant to Article L. 313-7 2° of the Financial and Monetary Code on financial lease operations, these agreements must allow the FINANCIAL LESSEE to become, if it so desires, the owner of the premises currently given under the financial lease.

To that end, the representative of the FINANCIAL LESSOR promises the FINANCIAL LESSEE, which is accepted by its representative, but only as a promise, to sell it the building covered by this financial lease.

This promise of sale is granted for a term beginning as of the end of the seventh calendar year following the effective date of section A of the financial lease, and ends upon the conventional expiration thereof.

The realization request must be made by the expiration date of the financial lease or during the financial lease for the end of a calendar year, via a registered letter with return receipt sent to the FINANCIAL LESSOR at its registered office, six (6) months in advance; it shall, subject to invalidity, be followed within three (3) months by the deposit to the FINANCIAL LESSOR of a sufficient amount to cover both the price of the sale and the costs and duties caused by the performance of the sale.

(1)

This promise of sale will become null and void, if the FINANCIAL LESSOR deems it appropriate, in case of nonperformance by the beneficiary of any clauses and stipulations of the financial lease, with no exceptions.

The sale will be granted in return for a price determined on the date of the performance of the sale by true deed, pursuant to article 32 below.

This price will be payable in cash upon signature of this deed.

If the sale is done, it will be recorded by a true deed.

The transfer of ownership will be subject to the payment of the entire sales price and any amount remaining due on any grounds whatsoever by the FINANCIAL LESSEE to the FINANCIAL LESSOR.

The entry into enjoyment will take place upon the actual and effective taking of possession.

The sale will take place under the regular and de jure conditions in such matters.

However, pursuant to Article 1627 of the Civil Code, the FINANCIAL LESSOR will not be bound by any guarantee, even for hidden flaws, by express derogation from the provisions of Article 1641 of the Civil Code.

The costs, duties, and emoluments of the sale will be borne by the buyer.

Article 32 - Sales price

A - Determination of the sales price

The price of the sale promised above will be equal, upon conventional expiration of the financial lease, to ONE EURO (€1).

For the prior years, the sales price will be calculated as follows:

For the non-indexed rent element:

The sales price on this rent element will be the updated value, on the date of the sale, of all amounts due (rents and residual value at the end of the financial lease) until the expiration of the agreement on that rent element.

In any case, this amount may not be less than the financial amount outstanding remaining due on the date of exercise of the option on this rent element increased by THREE PERCENT (3%).

The nominal update rate will be equal to the nominal rate of the agreement on this rent element decreased by TWO (2) POINTS.

For the indexed rent element:

The sales price before indexing on this rent element will be equal to the financial outstanding amounts remaining due on this rent element.

This element of the sales price will be indexed in full on the INSEE construction cost index on the same index as the one used for the second rent element, the base index being the one used upon the taking of effect of the financial lease, the comparison index being that of the second quarter preceding the sale, its amount, after indexing, can never be less than the financial outstanding amount remaining due on the second rent element.

If the sale is not regularized on the expiration date of the contract, the FINANCIAL LESSEE will owe the FINANCIAL LESSOR quarterly occupancy compensation equal to the financial lease rent due for the last full civil quarter.

Any started quarter will be due in full.

These values will be calculated based on the effective date of the contract such that, in light of the cashing on the due date of the annual base rents, the sales price applicable at the end of each calendar year ensures an annual rate equivalent to the actuarial rate of the operation.

It is expressly agreed that the sales price thus determined forms, in the minds of the party, with the rents paid on the contractual due date, a whole for the expression of the financial terms of this agreement. Consequently, if for any reason, the FINANCIAL LESSOR were to be forced to grant a reduction of the contractual rent for one or more terms or deadlines for its payment, the sales price would be recalculated taking into account on the one hand the amounts actually cashed and their payment date, and on the other hand the rents that the FINANCIAL LESSOR would have received on the contractual due date without any reduction or payment delay, all such that the FINANCIAL LESSOR receives, through the price thus recalculated, the profitability resulting from the strict enforcement of the provisions of this agreement.

Pursuant to the provisions of Decree number 95-617 dated May 6, 1995 pursuant to Article 57 of Law number 95-115 dated February 4, 1995, the FINANCIAL LESSOR will prepare a summary statement in particular including the price agreed upon for the acquisition of the building at the end of the agreement or the information making it possible to determine that price, and a breakdown in particular showing, for each term of rent, the portion thereof taken into account to determine the sales price set out above as provided under article 21 of this agreement.

B - Any increase in the sales price

If applicable, the sales price, thus determined as specified in paragraph A above, will be increased by the amount of any sums that the FINANCIAL LESSOR may be called upon to pay to the Tax Administration to regularize the deduction of the value-added tax having previously affected the amount of its investment, in fulfillment of the provisions of Article 207 II of Appendix II of the General Tax Code, as modified and completed in particular by Decree No. 79-1163 dated December 29, 1979 and Decree No. 95-1328 dated December 28, 1995.

In return for this increase, the FINANCIAL LESSOR will issue the buyer the attestation set out in Article 207 III 3 of the General Tax Code, which will allow the buyer to deduct the value-added tax, the amount of which will appear on the attestation under the conditions set out for the acquisitions of property constituting real property.

This potential increase in the price will be applied in all cases of sale of the building, subject to this financial lease, as set out in this agreement, whether in fulfillment of the promise of sale above or in fulfillment of any of the other provisions of the agreement, in particular those relative to accidents.

Furthermore and by express agreement between the parties, it is stipulated that:

1) in case of partial accident causing the reduction of the rent and the sales price, the FINANCIAL LESSEE shall pay the FINANCIAL LESSOR, in addition to the compensation representing the amount of the depreciation of the building, the amount of which will be used as a basis for calculating the reduction of the rent and the sales price, the amount of all sums that the FINANCIAL LESSOR may be called upon to pay to the Tax Administration in fulfillment of the stipulations of Article 207 II of Appendix II of the General Tax Code, as modified, as set out above,

2) in case of total expropriation, on the expiration compensation that will be paid to the FINANCIAL LESSOR, first the amount of all sums the FINANCIAL LESSOR may be called upon to pay to the Tax Administration for the regularization of the value-added tax having previously affected the investment will be withdrawn; only the balance of the expropriation compensation, after this withdrawal, will be taken into consideration to determine the difference with respect to the sales price set out in the terms of paragraph A of this article, the difference having to be the profit or loss of the FINANCIAL LESSEE,

3) in case of partial expropriation, the amount of the expropriation compensation, which will serve as a basis for determining the reduction rate of the rent and the sales price, will only be taken into consideration after deducting the amount of the value-added tax that the FINANCIAL LESSOR may be called upon to pay under Article 207 II of Appendix II of the General Tax Code as modified.

In the last three scenarios, the FINANCIAL LESSOR will issue the FINANCIAL LESSEE an attestation that will allow it, pursuant to Article 210 set out above, to deduct the amount of the tax paid by the FINANCIAL LESSOR under the terms set out for the acquisitions of good constituting real property.

It is expressly stipulated, with respect to all of the provisions under this paragraph B, that they will apply, if applicable, both to the FINANCIAL LESSEE as well as its assignees or future beneficiaries on any grounds, and also any assignees, even when the FINANCIAL LESSEE, its assignee(s), economic beneficiary or beneficiaries or transferee(s) could not, through the attestation issued by the FINANCIAL LESSOR, benefit from the right to deduction of the tax thus paid, for any reason whatsoever, even not imputable to the FINANCIAL LESSOR, its assignees, economic beneficiaries, or transferees.

TITLE FOUR

GUARANTEES

Article 33 - Pledge of the financial lease agreement

To guarantee all of the debts that may result from this financial lease, and the performance of all obligations resulting therefrom, the FINANCIAL LESSEE pledges, to the FINANCIAL LESSOR, which is accepted by its representative, the intangible elements resulting in favor of the FINANCIAL LESSEE from this financial lease, together with the right to the lease and the benefit of the promise of sale, with no exception or reserve.

Through this pledge, the FINANCIAL LESSOR will have and exercise, over the various elements of this financial lease, all of the rights, actions, and privileges granted by the Law to pledge creditors.

In accordance with the Civil Code, the effectiveness of the privilege resulting from the pledge granted will be ensured as follows:

•

the appearing parties request that the undersigned Notary only issue one copy of this deed; this copy will bear the note: “Special and sole financial copy subject to the pledge contained in the financial lease dated June 9, 2008”;

•	the FINANCIAL LESSEE undertakes not to request any true copy of this document.

This stipulation cannot, however, hinder the issue of the enforceable copy to the FINANCIAL LESSOR.

Article 34 - Pledge of the positive balance of the Lessee Advance account

To guarantee all sums in principle, interest, and any accessories that the FINANCIAL LESSEE may owe the FINANCIAL LESSOR under the financial lease, on any grounds whatsoever, the FINANCIAL LESSEE specially pledges, in favor of the FINANCIAL LESSOR, which is accepted by its representative, the positive balance of the account indicated above in article 19-4°) (lessee advance), under the terms and according to the provisions of the Civil Code.

The FINANCIAL LESSOR will exercise, over the sums thus pledged in its favor, all of the rights and prerogatives set out by the law in favor of pledge creditors. Furthermore, and by compensation, the FINANCIAL LESSOR may still directly withdraw the amounts that may be owed to it by the FINANCIAL LESSEE for any reason, under the financial lease.

The pledge will continue even after the extension or termination of the financial lease, until the liquidation of all accounts between the parties relative to this financial lease.

The representative of the FINANCIAL LESSOR declares acceptance of the above pledge and holds it as validly served.

TITLE FIVE

MISCELLANEOUS PROVISIONS

Article 35 - Powers - Relative effect

The parties, acting in a mutual interest, grant all necessary powers to any Head Clerk or Assistant Clerk of the Notarial Office named at the beginning of this document, in order to prepare and sign all additional, amending, or correcting deeds relative hereto, so as to harmonize them with any mortgage, land registry, and public records documents and make all additional tax declarations to ensure the publication thereof.

It is specified that the FINANCIAL LESSOR is the owner of the existing building given under the financial lease, as shown by a deed received by Maître Gilles DURAND, notary in MARSEILLE (Bouches-du-Rhône), on June 9, 2008, a true copy of which will be published with the competent Mortgage office before or no later than at the same time as this document.

Article 36 - Evaluation

To calculate costs only, the parties declare that:

* the amount of the investment by the FINANCIAL LESSOR, for the performance of this financial lease operation, is evaluated at the sum excluding tax of SIX MILLION, FOUR HUNDRED ONE THOUSAND EUROS (€6,401,000.00) and the sum including the value-added tax of SEVEN MILLION, SIX HUNDRED FIFTY-FIVE THOUSAND, FIVE HUNDRED NINETY-SIX EUROS (€7,655,596.00).

Article 37 - Declarations

The representatives of the FINANCIAL LESSOR and FINANCIAL LESSEE declare that:

•	the Companies they represent are French companies having their registered office in France,

•	they are not subject to any action for invalidity or dissolution,

•

they are not nor have they ever been in cessation of payments and have not been subject to any of the measures set out by Law No. 67-563 dated July 13, 1967 on legal settlement, liquidation, personal bankruptcy,

•	they are not subject to any collective proceedings or any of the proceedings of the same type or having the same purpose set out by Law No. 2005-845 dated July 26, 2005 for company safeguards.

Article 38 - Forum

By express agreement, any disputes that may arise during the performance of these financial lease agreements will be submitted to the competent PARIS courts, to which exclusive jurisdiction is awarded as needed.

Article 39 - Data processing and civil liberties law and professional secrecy

The personal information collected under this agreement and in the future is intended for the FINANCIAL LESSOR, which, by express agreement, is authorized to keep it in computer memory, to use it, and communicate it for the same purposes to the companies in its group, to its brokers and insurers, or to third parties or subcontractors for management needs.

The right of access and the right of correction may be exercised with the FINANCIAL LESSOR.

The FINANCIAL LESSEE authorizes:

The FINANCIAL LESSOR to obtain any confidential information regarding it held by the entities in the GROUPE SOCIETE GENERALE and/or brokers, which are consequently authorized by express agreement to provide that information.

The FINANCIAL LESSOR to communicate all confidential information regarding it to those same persons.

Of course, all measures will be taken to ensure the confidentiality of the information transmitted to the FINANCIAL LESSOR.

Legal note

Pursuant to the “Data Processing and Civil Liberties” law dated January 6, 1978, the Notarial Office performs computer processing to carry out notarial activities, in particular formalities for deeds. To that end, the Office is called upon to store data regarding the parties and send it to certain administrations, in particular to the Mortgage Registry for property, accounting, and tax publication purposes. The parties may exercise the rights of access and correction with respect to their personal data with the Notarial Office (SCP THIBIERGE et Associés, located at 9 rue d’Astorg in PARIS 8th arrondissement, telephone: 01.40.17.86.00, fax: 01.42.66.54.29, e-mail: thibierge.associes@paris.notaires.fr or via the “Data Processing and Civil Liberties” Correspondent appointed by the Office: cpd-adsn@notaires.fr). Solely for activities relative to property transfers, certain data on the property and its price, unless opposed by them with respect to the Office, will be recorded in a property database for statistical purposes.

Article 40 - Election of domicile

For the performance hereof, the appearing parties in their official capacities elect domicile as follows:

The FINANCIAL LESSOR in its administrative offices at Tour Les Miroirs – Bâtiment D 92978 PARIS – LA DEFENSE CEDEX

The FINANCIAL LESSEE at the registered office of the company that it represents.

Article 41 - Issue of enforceable copy

The parties ask the undersigned associate Notary to issue an enforceable copy of this financial lease deed to the FINANCIAL LESSOR.

IN WITNESS WHEREOF

Prepared on fifty-nine pages.

The substitute notary read this document to the parties, obtained their signatures, and signed this deed.

This document will be entered in the ledgers of the Offices of the substitute and replaced notaries and will remain in the minutes of the Office of the replaced notary.

Referral (1) page 26: The FINANCIAL LESSOR hereby authorizes the sublease in favor of the company “INNATE PHARMA FRANCE”, simplified joint-stock company, having its registered office in MARSEILLE (13009) 121 Ancien Chemin de Cassis, Immeuble le Grand Pré, identified under SIREN number 502 563 679 in the MARSEILLE Companies and Trade Register.

Referral (1) page 52: If the FINANCIAL LESSOR has not received, at least six months before the end of the financial lease, the request to realize the promise of sale, the FINANCIAL LESSOR will ask the FINANCIAL LESSEE, if the latter intends to exercise the promise under the indicated terms.

Referral (1) page 14: and whose mailing address is 117 avenue de Luminy.

APPROVED NUMBER:

Of referrals three

Of crossed out words eleven

Of crossed out lines none

Of crossed out numbers four

Of barred blank spaces one

/s/ [Illegible Signature]

/s/ [Illegible Signature]

/s/ [Illegible Signature]

/s/ [Illegible Signature]

/s/ [Illegible Signature]